UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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UNION PACIFIC CORPORATION

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Lance M. Fritz	Union Pacific Corporation
Chairman of the Board, President and CEO	1400 Douglas Street, 19th Floor
Omaha, Nebraska 68179

To Union Pacific Shareholders:

We are excited to invite you to attend the first completely virtual Annual Meeting of Shareholders of Union Pacific Corporation on Thursday, May 11, 2017 at 11:00 A.M. Central Daylight Time.  The Annual Meeting will be conducted via a live webcast.  As a shareholder, you also will be able to attend the Annual Meeting online and submit your questions prior to the Annual Meeting by visiting www.proxyvote.com.  Your questions should relate to matters of business properly presented for consideration at the Annual Meeting.  You also will be able to vote your shares electronically via the Internet.

For the first time at the Annual Meeting, we are embracing our Innovation Value Track and using the latest technology to provide efficiencies, ease of access and cost savings for our shareholders and the Company.  Details on how to attend the Annual Meeting online and the business to be conducted at the Annual Meeting are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

In another first, we are providing access to our proxy materials via the Internet pursuant to the U.S. Securities and Exchange Commission’s “notice and access” rules.  Under these rules, most of our shareholders will receive a notice letter of the availability of our Proxy Statement and our 2016 Annual Report on Form 10-K along with instructions on how to access these proxy materials online.  The notice also contains instructions on how a shareholder can obtain a paper copy of the proxy materials from the Company.  Certain of our shareholders will receive paper copies of the proxy materials by mail if previously requested.  By deploying our proxy materials in this manner, the Company is demonstrating our Resource Productivity Value Track through conservation of natural resources and reduction in the cost of printing and distributing the proxy materials.

Your vote is important.  Regardless of whether you plan to participate in the Annual Meeting, we hope you will vote as soon as possible. You may vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials by mail.  You also may vote by mail by following the instructions on the proxy card or voting instruction card. Your vote will ensure your representation at the Annual Meeting regardless of whether you participate virtually in the Annual Meeting.

Thank you for your interest and support as we continue Building America.

Sincerely,

Lance M. Fritz

Chairman of the Board, President and CEO

Notice of Annual Meeting of Shareholders

Union Pacific Corporation

1400 Douglas Street, 19th Floor

Omaha, NE 68179

To Shareholders:	March 29, 2017

The 2017 Annual Meeting of Shareholders (the Annual Meeting) of Union Pacific Corporation (the Company) will be held at 11:00 A.M., Central Daylight Time, on Thursday, May 11, 2017, online at UNP.onlineshareholdermeeting.com for the following purposes:

(1)	To elect the eleven directors named in the Proxy Statement, each to serve for a term of one year and until their successors are elected and qualified;

(2)	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2017;

(3)	To approve, by non-binding vote, the compensation of the Company’s Named Executive Officers;

(4)	To recommend, by non-binding vote, the frequency of the Company’s future votes to approve executive compensation;

(5)	To consider and vote upon one shareholder proposal if properly presented at the Annual Meeting; and

(6)	To transact such other business as may properly come before the Annual Meeting.

Only shareholders of record at the close of business on March 10, 2017, are entitled to notice of, and to vote at, the Annual Meeting.

Shareholders of record as of March 10, 2017, will be able to participate in the Annual Meeting by visiting UNP.onlineshareholdermeeting.com. To participate in the Annual Meeting, you will need the 16-digit control number included on your notice of Internet availability of proxy materials, on your proxy card or on the instructions that accompanied your proxy materials. The Annual Meeting will begin promptly at 11:00 A.M., Central Daylight Time.  Online check-in will begin at 10:45 A.M., Central Daylight Time, and you should allow ample time for online check-in procedures.

Your vote is very important. New York Stock Exchange rules now provide that if your shares are held by a broker, your broker will NOT be able to vote your shares on most matters presented at the Annual Meeting, including the election of directors, unless you provide voting instructions to your broker. We strongly encourage you to submit your proxy card to your broker or utilize your broker’s telephone or internet voting services (if available) and exercise your right to vote as a shareholder.

Eric L. Butler

Executive Vice President,

Chief Administrative Officer and

Corporate Secretary

UNION PACIFIC CORPORATION

2017 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

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PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Meeting Information and Availability of Proxy Materials

• Date and Time:	May 11, 2017, at 11:00 A.M., Central Daylight Time
• Place:	Online at UNP.onlineshareholdermeeting.com
• Record Date:	March 10, 2017

This Proxy Statement and the accompanying proxy card are being distributed and made available to shareholders on or about March 29, 2017.

Voting Matters and Board Recommendations

Proposal	Matter	Our Board’s Recommendations

1	Election of eleven (11) Director Nominees (page 7)	FOR Each Director Nominee

2	Ratification of Appointment of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for 2017 (page 31)	FOR

3	Advisory Vote to Approve Executive Compensation (page 33)	FOR
4	Advisory Vote on the Frequency of Future Advisory Votes to Approve Executive Compensation (page 34)	EVERY YEAR (1 YEAR)
5	Shareholder Proposal Regarding Independent Chairman (page 74)	AGAINST

How to Vote

Regardless of whether you plan to participate in the 2017 Annual Meeting of Shareholders, we encourage you to vote in advance of the meeting. You may vote using one the following voting methods. Make sure to have your proxy card or voting instruction form in hand and follow the instructions. You can vote in one of three ways:

Record Holders	Beneficial Owners
Vote via the Internet • Go to www.proxyvote.com	Follow the instructions set forth on the voting instruction form provided by your broker with these proxy materials.
Vote by telephone • Call toll free 1-800-690-6903 within the USA, US territories & Canada on a touch tone telephone
Vote by mail • Complete, sign, date and return your proxy card in the envelope provided

Company Performance Highlights

In 2016, the Company faced its second consecutive year of significant volume declines and shifts in business mix, but we remained focused on safety, productivity and service to deliver solid results in a challenging business environment. Highlights of the Company’s 2016 operational and financial performance include:

•	The Company achieved its third-best financial performance year, with earnings per share of $5.07, despite a 7% decline in volumes, our second lowest volume levels since 1998
•	An operating ratio for 2016 of 63.5%, increasing 0.4 points from last year’s record operating ratio of 63.1%, but equaling our second best record from 2014
•	The reportable personal injury rate per 200,000 employee-hours improved 14%, to a best-ever result of 0.75, making us the safest Class I railroad in the United States for the second consecutive year
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Significant improvements in operating and service metrics, as our average train speed, as reported to the Association of American Railroads, increased 5% in 2016 compared to 2015, and average terminal dwell time decreased 4%, representing improved asset utilization

•	Total shareholder return was 36% for 2016, compared with 12% for the S&P 500

Governance Highlights

The Company’s sound governance practices and policies demonstrate the Board’s commitment to strong corporate governance, effective risk management and strong independent oversight of management by the Board. Governance Highlights include:

•	All independent directors, other than Mr. Fritz, our Chairman and CEO (11 out of 12 directors)
•	Annual election of all directors with majority voting standard
•	Board membership distinguished by diversity, leadership and a variety of perspectives, including recent additions of two (2) female Board members
•	Adoption of “proxy access” By-Law provisions
•	Election of a new lead independent director
•	Executive sessions of non-management, independent directors at each Board and Committee meeting
•	Board oversight of enterprise risk management and strategy
•	Four active Board committees comprised solely of independent directors
•	Stringent director and executive officer stock ownership guidelines

Executive Compensation Highlights

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The compensation earned in 2016 by Mr. Fritz and the named executive officers (NEOs), as described in the Compensation Discussion and Analysis section of this Proxy Statement, reflect our policy of having a significant portion of the executive’s compensation tied to annual and long-term Company performance

•	Bonuses earned for the 2016 performance year were negatively impacted for all NEOs by the Company’s lower financial performance on a year-over-year basis
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In 2016, the value of our long-term incentive awards for our NEOs also decreased, reflecting the Company’s overall lower financial performance, except for Mr. Fritz and Mr. Scott, whose long-term incentive awards were increased to align their compensation to fully reflect their level of duties and responsibilities; 71% of the compensation provided to Mr. Fritz and 54% of the compensation provided to the rest of the NEOs in 2016 was in the form of long-term incentive equity awards

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During 2016, the Committee reevaluated the equity compensation mix, making the majority of our long-term incentive compensation performance-based; future long-term incentive awards starting in 2017 will consist of 50% performance stock units, 40% stock options and 10% retention stock units

•	Addition to performance stock unit awards of a relative Operating Income Growth modifier (+/-25% of the award earned based on the ROIC achieved) compared to the S&P 500 Industrials Index
•	Performance stock units for the three-year performance period (2014-2016) ending in 2016 vested at 140% of target, reflecting stronger performance in 2014 and 2015

UNION PACIFIC CORPORATION

1400 Douglas Street, 19th Floor

Omaha, NE 68179

PROXY STATEMENT

For Annual Meeting of Shareholders to Be Held on May 11, 2017

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on May 11, 2017

This Proxy Statement and our 2016 Annual Report on Form 10-K are available at

www.up.com under the “Investors” caption link by selecting

“Annual Reports/Form 10-Ks and Proxy Statements”

www.up.com/investors/annuals/index/shtml.

Information About the Annual Meeting, Voting and Proxies

Date, Time and Place of Meeting

This Proxy Statement is being furnished to shareholders of Union Pacific Corporation (the Company) in connection with the solicitation of proxies by the Board of Directors of the Company (the Board) for use in voting at the Annual Meeting of Shareholders or any adjournment or postponement thereof (the Annual Meeting). The Annual Meeting will be held on Thursday, May 11, 2017, at 11:00 A.M., Central Daylight Time, online at UNP.onlineshareholdermeeting.com. This Proxy Statement and the accompanying proxy card are being distributed and made available to shareholders of the Company on or about March 29, 2017.

Record Date, Outstanding Shares and Quorum

Only holders of record of the Company’s common stock at the close of business on March 10, 2017 (the Record Date), will be entitled to vote at the Annual Meeting. On the Record Date, we had 811,091,772 shares of common stock outstanding and entitled to vote. If a majority of the shares outstanding on the Record Date are present and entitled to vote on any matter at the Annual Meeting, we will have a quorum at the Annual Meeting. Any shares represented by proxies that are marked for, against or to abstain from voting on a proposal will be counted as present for the purpose of determining whether there is a quorum.

Internet Availability of Proxy Materials

This year, we are using the Securities and Exchange Commission (SEC) rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing a notice of Internet availability of proxy materials instead of a paper copy of the proxy materials. All shareholders receiving the notice will have the ability to access the proxy materials over the Internet and may request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the notice of Internet availability of proxy materials. In addition, the notice contains information on how you may request access to proxy materials in printed form by mail or electronically on an ongoing basis.

Accessing Proxy Materials over the Internet

Your notice of Internet availability of proxy materials, proxy card or voting instruction card will contain instructions on how to:

•	View our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by email or the Internet.

Our proxy materials will be available during the voting period at www.proxyvote.com. From this website, you also will be able to vote and submit your questions prior to the Annual Meeting. Your questions should relate to matters of business properly presented for consideration at the Annual Meeting. To access this website, you will need your 16-digit control number included on your notice of Internet availability of proxy materials, on your proxy card or on the instructions that accompanied your proxy materials.

Your notice of Internet availability, proxy card or voting instruction card will contain instructions on how you may request proxy materials electronically on an ongoing basis. Choosing to access your future proxy materials electronically will help us conserve natural resources and reduce the costs of distributing our proxy materials.

Voting Rights

Holders of our common stock are entitled to one vote for each full share held as of the Record Date.

Under Proposal Number 1, directors will be elected by a majority of the votes cast by the shares of common stock present at the Annual Meeting (either in person or by proxy) and entitled to vote on the election of directors, which means that a nominee will be elected if he or she receives more “for” votes than “against” votes. Pursuant to Section 9 of Article I of the Company’s By-Laws and applicable laws of the State of Utah, a nominee who does not receive more “for” votes than “against” votes will be elected to a shortened term expiring on the earlier of: (i) 90 days after the day on which the Company certifies the voting results; or (ii) the day on which a person is selected by the Board to fill the office held by the director.

Approval of Proposal Number 2 (ratification of the appointment of the independent registered public accounting firm), Proposal Number 3 (advisory vote to approve executive compensation) and Proposal Number 5 (shareholder proposal regarding independent chairman) requires the affirmative vote of a majority of the votes cast on the proposal (either in person or by proxy).

For Proposal 4 (advisory vote on the frequency of future advisory votes on executive compensation) Utah state law does not specify a voting standard.

If your shares are held in street name (that is, through a broker, bank, trustee, nominee or other holder of record), you are considered a beneficial owner of those shares. As the beneficial owner of those shares, you have the right to direct your broker, bank or nominee how to vote. If you do not provide voting instructions to your broker in advance of the Annual Meeting, New York Stock Exchange (NYSE) rules grant your broker discretionary authority to vote on the ratification of the independent registered accounting firm in Proposal 2. If you do not provide voting instructions, your broker will not have discretion to vote your shares on Proposal Numbers 1, 3, 4 and 5 resulting in what is referred to as broker non-votes on those matters. The Board recommends that you vote FOR Proposal Numbers 1, 2 and 3, FOR EVERY YEAR (1 YEAR) in Proposal 4 and AGAINST Proposal Number 5.

Although the advisory votes on Proposal Numbers  3 and 4 are non-binding, the Board will review the results of the votes and, consistent with the Company’s strong record of shareholder engagement, will take them into account in making determinations concerning executive compensation and the frequency of such advisory vote.

In accordance with Utah law, abstentions and broker non-votes are not treated as votes cast and, therefore, are not counted in determining which directors are elected under Proposal 1 and which matters are approved under Proposal Numbers 2, 3, 4 and 5.

Solicitation and Voting of Proxies

Whether you hold shares directly as a shareholder of record or in street name (that is, through a broker, bank, trustee, nominee or other holder of record), you may direct how your shares are voted without participating in the Annual Meeting. There are three ways to vote by proxy:

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Via the Internet – Shareholders who have received a notice of Internet availability of proxy materials by mail may submit proxies over the Internet by following the instructions on the notice. Shareholders who have received proxy materials by email may submit proxies over the Internet by following the instructions included in the email. Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

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By Telephone – Shareholders who live in the United States or Canada may submit proxies by telephone by calling 1-800-690-6903 and following the instructions.  Shareholders of record who have received a notice of Internet availability of proxy materials by mail must have the control number that appears on their notice available when voting.  Shareholders of record who have received a proxy card by mail must have the control number that appears on their proxy card available when voting. Shareholders who hold shares in street name who have received proxy materials by email must have the control number included in the email available when voting.

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By Mail – Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying pre-addressed envelope.

If you sign and return your proxy card but do not give any voting instructions, your shares will be voted “for” the election of each of the director nominees listed in Proposal Number 1 below, “for” Proposal Numbers 2 and 3, “for every year (1 year)” in Proposal 4 and “against” Proposal Number 5. To our knowledge, no other matters will be presented at the Annual Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment.

Confidential Voting Policy

The Board maintains a confidential voting policy pursuant to which Broadridge Financial Services, Inc. (Broadridge) receives shareholder proxies or voting instructions, and representatives of Broadridge, serving as independent inspectors of election, certify the vote. Proxies, as well as telephone and Internet voting instructions, will be kept confidential from management (except in certain cases where it may be necessary to meet legal requirements, including a contested proxy solicitation or where a shareholder writes comments on the proxy card). Reports concerning the vote may be made available to the Company, provided such reports do not reveal the vote of any particular shareholder.

Revocation of Proxies

After you submit your proxy you may revoke it at any time before voting takes place at the Annual Meeting. You can revoke your proxy in two ways: (i) deliver to the Secretary of the Company a written notice, dated later than the proxy you want to revoke, stating that the proxy is revoked or (ii) submit new telephone or Internet instructions or deliver a validly executed later-dated proxy. For this purpose, communications to the Secretary of the Company should be addressed to 1400 Douglas Street, 19th Floor, Omaha, Nebraska 68179 and must be received before the time that the proxy you wish to revoke is voted at the Annual Meeting. Please note that if your shares are held in street name (that is, a broker, bank, trustee or other nominee holds your shares on your behalf) and you wish to revoke a previously granted proxy, you must contact that entity and submit new voting instructions to your broker, bank, trustee or nominee.

Expenses of Solicitation

The Company will pay the entire cost of preparing, printing, mailing and distributing the notices and proxy materials and soliciting votes. In addition to the mailing of the notices and proxy materials, proxies may be solicited by personal interview, telephone and electronic communication by the directors, officers and employees of the Company acting without special compensation. We also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the street name holders of shares held of record by such individuals, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with such solicitation. In addition, the Company engaged Morrow Sodali, LLC 470 West Avenue, Stamford, CT 06902 to solicit proxies on its behalf. The anticipated fees of Morrow Sodali LLC are $17,500, plus certain other customary fees and expenses.

Attending the Annual Meeting

This year’s Annual Meeting will be a completely virtual meeting of shareholders, which will be conducted via live webcast. Only shareholders as of the Record Date are entitled to participate in the Annual Meeting. You will be able to attend the Annual Meeting online and submit your questions in advance by visiting UNP.onlineshareholdermeeting.com.  Your questions should relate to matters of business properly presented for consideration at the Annual Meeting.

We are excited to embrace the latest technology to provide expanded access and efficiencies, improved communication and cost savings for our shareholders and the Company.  Hosting a virtual meeting will enable increased shareholder attendance and participation since shareholders can participate from any location.

To participate in the Annual Meeting, you will need the 16-digit control number included on your notice of Internet availability of proxy materials, on your proxy card or on the instructions that accompanied your proxy materials.

The meeting webcast will begin promptly at 11:00 A.M., Central Daylight Time.  We encourage you to access the meeting prior to the start time.  Online check-in will begin at 10:45 A.M., and you should allow ample time for the check-in procedures.

Information Regarding the Company

References to the Company’s website included in this Proxy Statement and in the Company’s Annual Report on Form 10-K are provided as a convenience and do not constitute, and should not be deemed, an incorporation by reference of the information contained in, or available through, the website.

PROPOSAL NUMBER 1 – Election of Directors

The Board currently consists of twelve members. The Corporate Governance and Nominating Committee of the Board proposed, and the Board recommended, that eleven of the twelve individuals currently serving as directors each be nominated for re-election to the Board at the Annual Meeting. Each of the nominees has consented to being named as a nominee and to serve if elected. If any nominee(s) for director for any reason should become unavailable for election, it is intended that discretionary authority will be exercised by the persons named in the enclosed proxy in respect of the election of such other person(s) as the Board shall nominate.

General Charles C. Krulak, who has served as a valued member of our Board for the past ten years, will be retiring as a director at the Annual Meeting and will not stand for re-election. The Board wishes to thank General Krulak for his years of dedicated service and work on behalf of the Company and its shareholders.

Vote Required for Approval

Directors will be elected by a majority of the votes cast by the shares present at the Annual Meeting and entitled to vote on the election of directors, which means that a nominee will be elected if he or she receives more “for” votes than “against” votes. Pursuant to Section 9 of Article I of the Company’s By-Laws and applicable laws of the State of Utah, if a nominee does not receive more “for” votes than “against” votes, he or she will be elected to a shortened term that terminates on the earlier of: (i) 90 days after the day on which the Company certifies the voting results; or (ii) the day on which a person is selected by the Board to fill the office held by the director.

Directors/Nominees

The following identifies the Company’s nominees for election to the Board. Each of the nominees currently serves as a director. Each nominee, if elected, will serve for a term of one year or until his or her successor is elected and qualified.

ANDREW H. CARD, JR. Former White House Chief of Staff	Director since: 2006 Age: 69 Board Committees: Audit, Compensation and Benefits

Mr. Card most recently served as the President of Franklin Pierce University from January 12, 2015 until August 1, 2016. Mr. Card previously served as the Executive Director of the Office of the Provost and Vice President for Academic Affairs at Texas A&M University since September 2013. From July 2011 to August 2013, Mr. Card served as acting dean of The Bush School of Government and Public Service at Texas A&M University. Mr. Card served as Chief of Staff to President George W. Bush from November 2000 to April 2006. Prior to joining the White House, Mr. Card served as Vice President-Government Relations for General Motors Corporation, one of the world’s largest auto makers. From 1993 to 1998, Mr. Card was President and Chief Executive Officer of the American Automobile Manufacturers Association. Mr. Card served as the 11th Secretary of Transportation under President George H.W. Bush from 1992 to 1993. He also served as a Deputy Assistant to the President and Director of Intergovernmental Affairs for President Ronald Reagan. Mr. Card served on the board of Lorillard, Inc. from August 2011 to 2015.

ERROLL B. DAVIS, JR. Former Chairman, President and Chief Executive Officer Alliant Energy Corporation	Director since: 2004 Age: 72 Board Committees: Compensation and Benefits (Chair), Corporate Governance and Nominating

Mr. Davis was appointed the interim superintendent of the Atlanta Public Schools on July 1, 2011, and most recently served as its superintendent from August 15, 2011 until July 7, 2014. Mr. Davis was the Chancellor of the University System of Georgia from February 2006 to June 2011. From 1998 until July 2005, Mr. Davis was President and Chief Executive Officer of Alliant Energy Corporation, an energy holding company. He also served as Chairman of Alliant from April 2000 until January 31, 2006. Mr. Davis was a director of PPG Industries, Inc. from 1994 to 2007, a director of BP plc from 1998 to 2010, and served as a director of General Motors Corporation from 2009 to 2015.

: 66 Audit (Chair), Compensation and Benefits
DAVID B. DILLION Former Chairman The Kroger Co.	Director since: 2014 Age: 66 Board Committees: Audit (Chair), Compensation and Benefits

Mr. Dillon retired as the Chairman of the Board of The Kroger Co. and from The Kroger Co. Board of Directors on December 31, 2014, where he was Chairman since 2004 and was the Chief Executive Officer of The Kroger Co. from 2003 through 2013. Mr. Dillon served as the President of The Kroger Co. from 1995 to 2003. Mr. Dillon was elected Executive Vice President of The Kroger Co. in 1990 and was President of Dillon Companies, Inc. from 1986 to 1995. Mr. Dillon was a director of Convergys Corporation from 2000 to 2011 and served as a director of The Kroger Co. from 1995 to 2014 and DIRECTV from 2011 to 2015. In August 2015, Mr. Dillon became a director of the 3M Company.

LANCE M. FRITZ Chairman, President and Chief Executive Officer Union Pacific Corporation and Union Pacific Railroad Company	Director since: 2015 Age: 54

Mr. Fritz was elected President and Chief Executive Officer of the Company on February 5, 2015, and elected Chairman of the Board effective October 1, 2015. Prior to being named President and Chief Executive Officer, Mr. Fritz served as President and Chief Operating Officer of the Railroad since February 2014 and was Executive Vice President-Operations from September 2010 until February 2014.

Mr. Fritz was the Vice-President-Labor Relations of the Railroad from 2008 until his election as Vice President-Operations in January 2010. Mr. Fritz held several executive positions in the Railroad’s Operating Department from 2005 through 2008, including Regional Vice President-Southern Region and Regional Vice President-Northern Region. Prior to joining the Railroad, Mr. Fritz served in various executive positions with Fiskars, Inc., Cooper Industries and General Electric.

DEBORAH C. HOPKINS Former Chief Executive Officer Citi Ventures Former Chief Innovation Officer Citi	Director since: 2017 Age: 62 Board Committees: Finance, Corporate Governance and Nominating

Ms. Hopkins was the founder and Chief Executive Officer of Citi Ventures and Citi’s Chief Innovation Officer from May of 2008 until her retirement on December 31, 2016.  Ms. Hopkins joined Citi in 2003 as Head of Corporate Strategy and was later appointed Chief Operations and Technology Officer.  Prior to joining Citi, Ms. Hopkins served as the Chief Financial Officer at Boeing and then Lucent Technologies, General Auditor of General Motors before being named Vice President of Finance at General Motors Europe, and Corporate Controller at Unisys.  Ms. Hopkins was a director of DuPont from 2000 to 2005 and served as a director of Qlik Technologies from 2011 to August 2016.  In January 2017, Ms. Hopkins became a director of Marsh and McLennnan Companies.

JANE H. LUTE Former Chief Executive Officer Center for Internet Security	Director since: 2016 Age: 60 Board Committees: Audit, Corporate Governance and Nominating

Ms. Lute most recently served as the Chief Executive Officer of the Center for Internet Security, an international non-profit organization focused on enhancing cybersecurity readiness and response for the public and private sectors. Ms. Lute served as the President and Chief Executive Officer of the Council on Cybersecurity from 2013 to 2015. Prior to this position, Ms. Lute served as the Deputy Secretary for the U.S. Department of Homeland Security from 2009 until 2013. From 2003 through 2009, Ms. Lute served as acting Under Secretary-General and Assistant Secretary-General of the United Nations (UN) and established the Department of Field Support, responsible for comprehensive on-the-ground support to UN peace operations worldwide.

: 65 Finance, Corporate Governance and Nominating (Chair)

MICHAEL R. MCCARTHY Chairman McCarthy Group, LLC	Director since: 2008 Lead Independent Director: 2016 - Present Age: 65 Board Committees: Finance, Corporate Governance and Nominating (Chair)

Mr. McCarthy serves as chairman of McCarthy Group, LLC, a private investment group, which he co-founded in 1986. Mr. McCarthy has served as a director of Peter Kiewit Sons’, Inc. since 2001, and Cabela’s Incorporated since 1996. Mr. McCarthy currently serves as our lead independent director.

MICHAEL W. MCCONNELL General Partner and Former Managing Partner Brown Brothers Harriman & Co.	Director since: 2004 Age: 74 Board Committees: Audit, Finance

Mr. McConnell has been a Partner of Brown Brothers Harriman & Co., a private banking firm, since January 1984, Chief Financial Partner from January 1995 to January 2002, Managing Partner from February 2002 to December 31, 2007 and a General Partner since January 1, 2008.

THOMAS F. MCLARTY III President McLarty Associates	Director since: 2006 Age: 70 Board Committees: Finance (Chair), Corporate Governance and Nominating

Mr. McLarty has been President of McLarty Associates (formerly Kissinger McLarty Associates), an international strategic advisory and advocacy firm, since 1999. From 1992 to 1997, Mr. McLarty served in several positions in the Clinton White House, including Chief of Staff to the President, Counselor to the President and Special Envoy for the Americas. In 1998, Mr. McLarty returned to be Chairman and President of the McLarty Companies, a fourth generation family-owned transportation business. From 1983 to 1992, Mr. McLarty served as Chairman and Chief Executive Officer of Arkla, Inc., a Fortune 500 natural gas company. Mr. McLarty was a director of Acxiom Corporation from 1999 until 2010.

STEVEN R. ROGEL Former Chairman Weyerhaeuser Company	Director since: 2000 Lead Independent Director: 2010 - 2016 Age: 74 Board Committees: Compensation and Benefits, Corporate Governance and Nominating

Mr. Rogel was Chairman, President and Chief Executive Officer of Weyerhaeuser Company, an integrated forest products company, from December 1997 through December 31, 2007, Chairman and Chief Executive Officer of Weyerhaeuser Company from January 1 through April 2008 and Chairman until his retirement on April 15, 2009. Mr. Rogel was a director of EnergySolutions, Inc. from 2009 to 2013 and served as non-executive Chairman of the Board of EnergySolutions, Inc. from 2010 to 2013. Mr. Rogel was a director of The Kroger Co. from 2000 to 2014.

JOSE H. VILLARREAL Advisor Akin, Gump, Strauss, Hauer & Feld LLP	Director since: 2009 Age: 63 Board Committees: Audit, Compensation and Benefits

Mr. Villarreal was a partner with Akin, Gump, Strauss Hauer & Feld, LLP, a law firm, from 1994 through 2008 and has served as a non-employee advisor to the firm since 2008. Prior thereto, Mr. Villarreal served as assistant attorney general in the Public Finance Division of the Texas attorney general’s office. Mr. Villarreal also served in senior roles in numerous presidential campaigns. Mr. Villarreal was a director of Wal-Mart Stores, Inc. from 1998 to 2006, First Solar, Inc. from 2007 to 2012, and PMI Group, Inc. from 2005 to 2013. Mr. Villarreal served as United States Commissioner General to the Shanghai 2010 World Expo.

The Board recommends a vote FOR the election of each of the nominated directors.

Director Qualifications and Experience

The Corporate Governance and Nominating Committee considered the character, experience, qualifications and skills of each director nominee when determining whether he or she should serve as a director of the Company. Consistent with the stated criteria for director nominees described on pages 14 and 15 below and included in the Company’s Corporate Governance Guidelines and Policies, the Committee determined that each director nominee exhibits a high degree of integrity, has significant professional accomplishments, and has proven leadership experience. Each director nominee is or has been a leader in his or her respective field and brings diverse talents and perspectives to the Board. The Committee also considered the experience and qualifications that each director nominee brings to the Board outlined above in each director’s biographical information, as well as service on boards of other public companies.

The Committee utilizes the following list of skills, attributes and qualities that are particularly relevant to the Company when evaluating director nominees.

•	Economics/Finance – Background in finance, banking, economics, and the securities and financial markets, both domestic and international;
•	Operations – Knowledge or experience in the transportation industry, particularly the rail industry and rail operations;
•	Risk Management Experience – Senior executive level experience in risk management, strategic planning or compliance activities;
•	Customer Perspective – A strong understanding of rail customer perspectives;
•

Government and Regulatory Expertise - Experience in regulatory, political and governmental affairs or public service in legislative or executive positions in Washington D.C. or state government, especially in states where the Company has a significant operating presence;

•	Legal - Experience in the legal profession;
•	International/Global Expertise - An international background or global expertise given the significant rail interchange operations with Canadian and Mexican rail systems;
•	Wall Street Experience – Background or experience with an investment or brokerage firm, investment banking or similar Wall Street financial expertise;
•	Technology – Senior executive level or board experience in information technology, cybersecurity, information systems or information technology issues for a public or private entity;
•	Investor Perspective – A strong understanding of institutional investors;
•	CEO Experience - Business and strategic management experience gained from prior or current service as a chief executive officer; and
•	Publicly Traded Company Experience – Prior or current service as a CEO or director at other publicly traded companies.

Below we identify the balance of skills and qualifications each director nominee brings to the Board. The fact that a particular skill or qualification is not designated does not mean the director nominee does not possess that particular attribute. Rather, the skills and qualifications noted below are those reviewed by the Corporate Governance and Nominating Committee and the Board in making nomination decisions and as part of the Board succession planning process. We believe the combination of the skills and qualifications shown below demonstrates how the Board is well-positioned to provide effective oversight and strategic guidance to management.

Director	Economics / Finance	Operations	Risk Management Experience	Customer Perspective	Government and Regulatory Expertise	Legal	International / Global Expertise	Wall Street Experience	Technology	Investor Perspective	CEO Experience	Publicly Traded Company Experience (CEO or Director other than with the Company)
Andrew H. Card, Jr.	X		X		X		X					X
Erroll B. Davis, Jr.	X	X	X	X	X		X	X			X	X
David B. Dillon	X	X	X	X				X			X	X
Lance M. Fritz		X	X	X	X			X			X
Deborah C. Hopkins	X	X	X				X	X	X	X	X	X
Jane H. Lute		X	X		X		X		X		X
Michael R. McCarthy	X		X	X				X		X	X	X
Michael W. McConnell	X		X					X		X	X
Thomas F. McLarty III			X	X	X		X	X			X	X
Steven R. Rogel	X	X	X	X	X		X	X			X	X
Jose H. Villarreal			X		X	X	X					X

Consideration of Director Nominees and Proxy Access

In November 2015, the Company amended its By-Laws to provide for “proxy access” for certain director candidates nominated by shareholders. Under the amended By-Laws, a shareholder or group of shareholders who have continuously held for three years a number of shares of Company common stock equal to three percent of the outstanding shares of Company common stock may request that the Company include in the Company’s proxy materials director nominees representing up to the greater of two directors or 20% of the current number of directors. Eligible shareholders wishing to have such candidates included in the Company’s Proxy Statement for the 2018 Annual Meeting of Shareholders should provide the information specified in the By-Laws to the Secretary of the Company in writing during the period beginning on October 30, 2017 and ending on November 29, 2017, and should include the information and representations required by the proxy access provisions set forth in the Company’s By-Laws.

The Corporate Governance and Nominating Committee will consider and evaluate individuals for service on the Board suggested by directors and other interested parties. Shareholders desiring to recommend candidates for consideration at the 2018 Annual Meeting should advise the Secretary of the Company in writing during the period beginning on January 11, 2018 and ending on February 10, 2018, and should include the following information required by the nomination procedures set forth in the Company’s By-Laws, as well as any other information that would assist the Committee in evaluating the recommended candidates: (i) the name, age, and business and residence addresses of the candidate, (ii) the principal occupation of the candidate, and (iii) the number of shares of Company common stock beneficially owned by the candidate. A shareholder should also provide (i) his or her name and address, (ii) the number of shares of Company common stock beneficially owned by such shareholder, (iii) a description of all arrangements between himself or herself and the candidate and any other person pursuant to which the recommendation for nomination is being made, and (iv) the candidate’s written consent agreeing to any resulting nomination and to serve as a director if elected. The By-Laws are available on the Company’s website at www.up.com/investors/governance, and shareholders may obtain a printed copy by contacting the Secretary of the Company at the address set forth on the notice page of this Proxy Statement.

The Corporate Governance and Nominating Committee is responsible for developing and periodically reviewing and recommending to the Board the appropriate skills and characteristics required of Board members in the context of the current composition of the Board. Such criteria, as described in the Company’s Corporate Governance Guidelines and Policies, include: business and management experience; familiarity with the business, customers and suppliers of the Company; varying and complementary talents, backgrounds and perspectives; diversity (inclusive of gender, race, ethnicity and national origin); and relevant legal, regulatory and stock exchange requirements applicable to the Board and certain of its Committees. All potential new Board candidates should exhibit a high degree of integrity and ethics consistent with the values of the Company and the Board. The Committee is committed to actively seeking out highly qualified women (Ms. Lute and Ms. Hopkins) and other diverse candidates (Mr. Davis and Mr. Villarreal), for consideration as nominees to the Board. The Committee ultimately seeks to identify and nominate candidates with diverse talents, backgrounds and perspectives who will enhance and complement the skills and expertise of the Board and satisfy the Board membership criteria included in the Company’s Corporate Governance Guidelines and Policies. In determining the independence of a candidate, the Committee relies upon the then effective independence standards adopted by the Board. In addition, the Committee requires that all candidates:

•	Exhibit a high degree of integrity and ethics consistent with the values of the Company and the Board;
•	Have demonstrable and significant professional accomplishments; and
•	Have effective management and leadership capabilities.

The Committee also values familiarity with the rail transportation industry and considers the number of other public boards on which candidates serve when determining whether the individual circumstances of each candidate will allow the candidate sufficient time to effectively serve on the Board and contribute to its function and activities.

The Committee meets at the first Board meeting of each year to consider the inclusion of nominees in the Company’s proxy statement. During this meeting, the Committee considers each nominee by:

•	Reviewing relevant information provided by the nominee in his or her mandatory Company questionnaire;
•	Applying the criteria listed above; and
•	Assessing the performance of the Board and each nominee during the previous year with respect to current members of the Board.

The Committee assesses the effectiveness of the criteria listed above when evaluating new director candidates and when assessing the composition of the Board. The Committee will consider candidates recommended by shareholders under the same standards after concluding that any such recommendations comply with the requirements outlined above. During 2016, the Company retained the services of Russell Reynolds Associates to help identify and evaluate suitable candidates for consideration to replace retiring directors. Ms. Hopkins was first identified by Russell Reynolds as a director candidate.

Board Corporate Governance Matters

We are committed to implementing and following high standards of corporate governance, which we believe are important to the success of our business and create shareholder value.

Corporate Governance Guidelines and Policies

The Board has adopted the guidelines and policies set forth below, and, with ongoing input from the Corporate Governance and Nominating Committee, will continue to assess the appropriateness of these guidelines and policies and implement such changes and adopt such additions as may be necessary or desirable to promote the effective governance of the Company. We post these guidelines and policies on our website at www.up.com/investors/governance.

Director Independence. A majority of the members of the Board are independent. All members of the Audit, Compensation and Benefits and Corporate Governance and Nominating Committees are independent. An “independent” director is a director who, as determined by the Board in its business judgment, meets the NYSE definition of “independence” as well as the Director Independence Standards adopted by the Board and set forth in the section titled “Director Independence Standards.” In addition, directors who serve on the Audit Committee and on the Compensation and Benefits Committee must meet additional independence criteria applicable to audit committee members and compensation committee members, respectively, under NYSE listing standards, as described in the section titled “Audit Committee and Compensation and Benefits Committee Independence Criteria.” Independence is determined annually by the Board based on the recommendation of the Corporate Governance and Nominating Committee.

Board Membership Criteria. The Corporate Governance and Nominating Committee is responsible for developing and periodically reviewing the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. The Corporate Governance and Nominating Committee develops and recommends membership criteria to the Board. Such criteria include: business and management experience; familiarity with the business, customers and suppliers of the Company; varying and complementary talents, backgrounds and perspectives; diversity (inclusive of gender, race, ethnicity and national origin); and relevant regulatory and stock exchange membership requirements for the Board and its committees. All potential new Board candidates should exhibit a high degree of integrity and ethics consistent with the values of the Company and the Board. When searching for new directors, the Committee should actively seek out highly qualified women and individuals from minority groups for consideration as nominees to the Board as part of the Committee’s regular process.

Selection of Director Nominee Candidates. The Corporate Governance and Nominating Committee is responsible for recommending to the Board the selection of director nominee candidates.

Board Size. The Board’s guideline is to maintain a Board size of 10 to 14 members with no more than two management directors.

Election of Directors-Majority Voting. In uncontested director elections, directors shall be elected by majority vote, pursuant to the Company’s By-Laws, and under Utah corporate law, any director who is not re-elected ceases to serve on the Board no later than 90 days after the voting results are certified.

Retirement Age for Non-management Directors. Non-management directors who are 75 years of age will not be eligible to stand for election to the Board at the next Annual Meeting of Shareholders. Non-management directors who turn 75 during their term are eligible to finish out that term. The Corporate Governance and Nominating Committee may consider a director’s nomination beyond the age of 75 if it believes that the nomination is in the best interest of the shareholders.

Director Orientation and Continuing Education. Upon election to the Board, new members are provided with a comprehensive set of materials on the operations, finances, governance and business plan of the Company, visit at least two major facilities during the first year of service and meet informally with as many members of senior management as practical. The Board encourages directors to periodically attend appropriate continuing education programs and sessions and obtain and review appropriate materials to assist them in performing their Board responsibilities. The Company recommends continuing education programs and sessions to directors and pays any fees and expenses associated with attendance at continuing education programs and sessions. Directors are expected to participate in continuing education at least once every other year.

Change in Principal Occupation. Upon a director’s retirement, resignation or other significant change in professional duties and responsibilities, the director shall submit his or her resignation from the Board to the Corporate Governance and Nominating Committee for its consideration and recommendation as to acceptance.

Service on Outside Boards. When the CEO or another senior officer of the Company is invited to serve on outside boards of directors, the CEO will present the issue to the Corporate Governance and Nominating Committee for review and approval. Directors must notify the Board prior to accepting a position on the board of another company. No member of the Audit Committee may serve on the audit committees of more than three public companies.

Board Leadership. The Board annually elects a Chairman of the Board, who may or may not be the CEO of the Company. If the individual elected as Chairman of the Board is not an independent director, the independent directors also elect a lead independent director. The lead independent director serves for a period of at least one year. The lead independent director’s responsibilities include: (1) presiding at meetings of the Board at which the Chairman and CEO is not present, including executive sessions of the independent directors; (2) approving the flow of information sent to the Board, and approving the agenda, schedule and what materials are sent for Board meetings; (3) serving as the liaison or facilitating working relationships between the independent directors and the Chairman and CEO; (4) being available for consultation and communication with major shareholders as appropriate; (5) in conjunction with the Compensation and Benefits Committee, overseeing the process of evaluating and compensating the Chairman and CEO; (6) assuring that a succession plan is in place for the Chairman and CEO, as well as the lead independent director; (7) authorizing or recommending the retention of consultants who report directly to the full Board; and (8) assisting the Board and Company officers in compliance with, and implementation of, the Company’s governance guidelines and policies. The lead independent director also has the authority to call executive sessions of the independent directors. The lead independent director will often act as Chair of the Corporate Governance and Nominating Committee, fulfilling the designated duties and responsibilities set forth in the Committee’s Charter.

Board Committees. The current standing committees are the Audit Committee, Finance Committee, Compensation and Benefits Committee and the Corporate Governance and Nominating Committee. The Board has the authority to create additional committees. The Board periodically reviews committee service and assignments, along with the respective committee chair positions, and recommends rotation of members.

Board Meeting Agendas. The directors and management of the Company may originate action items relating to the business and affairs of the Company for the Board agenda and the scheduling of reports on aspects of parent or subsidiary operations.

Board Committee Meeting Agendas. The departments of the Company that administer the area of responsibility charged to each committee may submit items for inclusion on committee agendas, and committee members may suggest topics for inclusion or request additional information with respect to any program previously reviewed by the committee.

Distribution of Board Materials. Information and materials for Board consideration are generally distributed to directors at least five days in advance of the meeting, with additional time provided when the complexity of an issue demands, unless an issue for Board consideration arises without sufficient time to complete distribution of materials within this time frame. Additionally in some cases, due to the timing or the sensitive nature of an issue, materials may be presented only at the Board meeting.

Board Presentations. The Board encourages broad management participation in Board presentations and the involvement of those managers who are directly responsible for the recommendations or other matters before the Board.

Strategic Planning Review. Management presents an annual strategic plan to the Board for its review and assessment, and the Board makes such recommendations to management regarding the strategic plan as it deems necessary.

Reporting to the Board of Directors. The Board receives reporting on at least an annual basis by (1) the Chief Compliance Officer with respect to the Company’s implementation of its compliance program; (2) the Chief Safety Officer with respect to the safety performance of the Company’s railroad operations, including applicable safety metrics and Federal Railroad Administration (FRA) regulatory developments and compliance, including the outcome of claims conferences held with the FRA; and (3) the General Counsel with respect to pending litigation involving railroad operations.

Safety of Railroad Operations. Management presents an annual strategic safety plan to the Board for its review and assessment, and the Board makes such recommendations to management regarding the strategic plan as it deems necessary.

Director Access to Management and Outside Advisors. The Company provides each director with access to the management of the Company. The Board and committees, as set forth in the applicable committee charter, have the right to consult and retain outside counsel and other advisors at the expense of the Company.

Director Attendance at Board Meetings. Directors are expected to attend in person all regularly scheduled Board and committee meetings and to participate telephonically when they are unable to attend in person.

Executive Sessions of Independent Directors. Regularly scheduled sessions of independent directors are held at every meeting of the Board. The lead independent director presides at these sessions and has the authority to call additional executive sessions as appropriate.

Board Member Compensation. Non-management Board members generally are paid an annual retainer valued between the median and seventy-fifth percentile of compensation at comparable companies, and the retainer is reviewed periodically by the Corporate Governance and Nominating Committee. A substantial portion of the annual retainer is paid in Common Stock equivalents, which are not payable until after termination of service from the Board.

Board Member Equity Ownership. Board members must own equity in the Company equal to at least five times the cash portion of the annual retainer, with such ownership goal to be reached within five years of joining the Board, unless special circumstances of a member as determined by the Board delay the achievement of the ownership goal. Board members who have met their applicable ownership goal may sell shares of Company common stock that exceed their ownership goal pursuant to a written trading plan designed to comply with Securities and Exchange Commission Rule 10b5-1 and in compliance with the Company’s trading policy for Board members.

Evaluation of the Chairman and the CEO. The performance of the Chairman and the CEO is evaluated annually by the independent directors during an executive session led by the Chair of the Corporate Governance and Nominating Committee. The evaluation includes an assessment of individual elements of performance in major categories such as leadership, strategic planning, financial performance, operations, human resources, external relations and communications, and Board relations. The Compensation and Benefits Committee then meets following the executive session to determine the appropriate level of compensation to be awarded to the Chairman and the CEO and management of the Company. The lead independent director and the Chair of the Compensation and Benefits Committee

then review with the Chairman and the CEO their respective performance and any recommended areas for improvement.

Succession Planning. The Board is responsible for overseeing the succession planning process for the CEO and other senior management positions. The CEO periodically reports to an executive session of the Board on succession planning, including an assessment of senior managers and their potential to succeed him or her. The CEO also makes available to the Board, on a continuing basis, the CEO’s recommendation concerning who should assume the CEO’s role in the event the CEO becomes unable or unwilling to perform his or her duties. This process enables the Board to maintain its oversight of the program for effective senior management development and succession as well as emergency succession plans.

Evaluation of Board and Committee Performance. The Board and its committees, to the extent required by their respective charters, conduct self-evaluations annually to assess their performance. The Board and committee evaluation process involves the distribution of a self-assessment questionnaire to all Board and committee members that invites written comments on all aspects of the Board and each committee’s process. The evaluations are then summarized and serve as the basis for a discussion of Board and committee performance and any recommended improvements.

Evaluation of Director Performance. The Corporate Governance and Nominating Committee assesses the contributions and independence of current directors in connection with considering their renomination to stand for election to the Board.

Director Attendance at Annual Shareholder Meetings. It is the policy of this Company that all directors shall attend the Annual Meeting of Shareholders.

Future Severance Agreements. The Company shall not enter into a future severance agreement with a senior executive that provides for benefits in an amount generally exceeding 2.99 times salary plus bonus unless such agreement is approved by a vote of the Company’s shareholders. The full text of the policy may be found on the Company’s website at www.up.com/investors/governance/severance.pdf.

Confidential Voting. It is the Board’s policy that all shareholder proxies, consents, ballots and voting materials that identify the votes of specific shareholders be kept confidential from the Company with access to proxies, consents, ballots and other shareholder voting records to be limited to inspectors of election who are not employees of the Company, except as may be required by law or to assist in the pursuit or defense of claims or judicial actions or in the event of a contested proxy solicitation.

Amendments. The Board may amend, waive, suspend or repeal any of these guidelines and policies at any time, with or without public notice, as it determines necessary or appropriate, in the exercise of the Board’s judgment or fiduciary duties.

Director Independence

To assist it in making determinations of a director’s independence, the Board has adopted the independence standards set forth below. The Board affirmatively determined that former director, Ms. Hope, each of Ms. Hopkins and Lute and Messrs. Card, Davis, Dillon, McCarthy, McConnell, McLarty, Rogel and Villarreal, and General Krulak has no material relationship with the Company or any of its consolidated subsidiaries, including Union Pacific Railroad Company (the Railroad), (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent within the meaning of the applicable listing standards of the NYSE and the Director Independence Standards adopted by the Board. Additionally, the Board determined that all Board Committees are comprised entirely of independent directors and that all members of the Audit Committee and Compensation and Benefits Committee meet the additional independence standards applicable to such committee members as set forth below.

Director Independence Standards

An “independent” director is a director whom the Board has affirmatively determined has no material relationship with the Company or any of its consolidated subsidiaries either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. Accordingly, a director is also not independent if:

(1)

the director is, or within the last three years has been, an employee of the Company or an immediate family member of the director is, or within the last three years has been, an executive officer of the Company;

(2)

the director (a) or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (b) is a current employee of such a firm; (c) has an immediate family member who is a current employee of such firm and personally works on the Company’s audit; or (d) or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

(3)

the director, or a member of the director’s immediate family, is, or within the last three years has been, an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee;

(4)

the director, or a member of the director’s immediate family, received or has received during any 12-month period within the last three years any direct compensation from the Company in excess of $120,000, other than compensation for Board service and pension or other forms of deferred compensation for prior service with the Company, and compensation received by the director’s immediate family member for service as a non-executive employee of the Company;

(5)

the director is a current employee of a company, including a professional services firm, that has made payments to or received payments from the Company, or during any of the last three years has made payments to or received payments from the Company, for property or services in an amount that, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of the other company’s or firm’s consolidated gross revenues;

(6)

a member of the director’s immediate family is a current executive officer of another company, or a partner, principal or member of a professional services firm, that has made payments to or received payments from the Company, or during any of the last three fiscal years has made payments to or received payments from the Company, for property or services in an amount that, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of the other company’s or firm’s consolidated gross revenues; and

(7)

the director is an executive officer, director or trustee of a non-profit organization to which the Company or Union Pacific Foundation makes, or within the last three years has made, payments that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues (amounts that the Company or Union Pacific Foundation contribute under matching gifts programs are not included in the payments calculated for purposes of this standard).

For purposes of these standards, an “immediate family” member includes a director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.

Audit Committee and Compensation and Benefits Committee Independence Criteria

In addition to the Board’s Director Independence Standards above, a director is not considered independent for purposes of serving on the Audit Committee or the Compensation and Benefits Committee, and may not serve on such committees, if the director: (a) accepts, directly or indirectly, from the Company or any of its subsidiaries, any consulting, advisory, or other compensatory fee, other than Board and committee fees and fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company; or (b) is an “affiliated person” of the Company or any of its subsidiaries; each as determined in accordance with NYSE and SEC rules and regulations.

Related Party Policy and Procedures

The Board annually reviews related party transactions involving directors and director nominees in conjunction with making director independence determinations and preparing the annual Proxy Statement. We require that executive officers report any transactions with the Company under the written Business Conduct Policy that covers all Company employees. Under the Business Conduct Policy, the Audit Committee reviews any transaction reported by executive officers and refers any reported transactions to the Corporate Governance and Nominating Committee for evaluation pursuant to the Company’s Related Party Transaction Policies and Procedures (the Related Party Policy) described below.

Under the Company’s Related Party Policy, transactions with related parties are subject to approval or ratification by the Corporate Governance and Nominating Committee. Transactions subject to Committee review and approval include any transaction in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) the Company is a participant, and (iii) any related party will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

“Related party” is defined under the policy as any (i) person who is or was during the last fiscal year an executive officer or director of the Company or nominee for election as a director, (ii) greater than 5% beneficial owner of the Company’s common stock, or (iii) immediate family member of any of the foregoing. “Immediate family” member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

If advance Corporate Governance and Nominating Committee approval of a transaction is not feasible, then the transaction will be considered and, if the Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting. In determining whether to approve or ratify a transaction, the Committee will consider, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Under the Related Party Policy, the Committee may pre-approve certain transactions, even if the aggregate amount involved exceeds $120,000. Such transactions include (i) any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer), direct or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenues; and (ii) any charitable contribution, grant or endowment by the Company to a charitable organization, foundation, or university at which a related party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1 million or 2% of the charitable organization’s total annual receipts. Additionally, the Board has delegated to the Chair of the Committee the authority to pre-approve or ratify, as applicable, any transaction with any related party in which the aggregate amount involved is expected to be less than $1 million. At each regularly scheduled meeting of the Committee, a summary of each new transaction deemed pre-approved will be provided to the Committee for its review.

Board Leadership Structure

The Board believes it is in the best interest of the Company for the Board to periodically evaluate the leadership structure of the Company and make a determination regarding whether to separate or combine the roles of Chairman and CEO based on circumstances at the time of its evaluation. By retaining flexibility to adjust the Company’s leadership structure, the Board is best able to provide for appropriate management and leadership of the Company and address any circumstances the Company may face. Accordingly, pursuant to the Company’s Corporate Governance Guidelines and Policies set forth on page 16 of this Proxy Statement, the Board annually will elect a Chairman of the Board, who may or may not be the CEO of the Company. Additionally, the Guidelines provide that if the individual elected as Chairman of the Board is not an independent director, the independent directors also will elect a lead independent director. The Board determined that having a combined Chairman and CEO at this time best allows the Board and management to focus on the oversight and implementation of the Company’s strategic initiatives and business plan to efficiently and effectively protect and enhance the Company’s long-term success and shareholder value.

In addition, the independent directors of the Board elected Mr. McCarthy as the new lead independent director with the following responsibilities:

✓	Preside at meetings of the Board at which the Chairman and CEO are not present, including executive sessions of the independent directors;
✓	Approve the flow of information sent to the Board, and approve the agenda, schedule and what materials are sent for the Board meetings;
✓	Serve as the liaison between the independent directors and the Chairman and CEO;
✓	Be available for consultation and communication with major shareholders as appropriate;
✓	Oversee the process of evaluating and compensating the Chairman and CEO (in conjunction with the Compensation and Benefits Committee);
✓	Assure that a succession plan is in place for the Chairman and CEO, as well as the lead independent director;
✓	Authorize or recommend the retention of consultants who report directly to the full Board; and
✓	Assist the Board and Company officers in compliance with, and implementation of, the Company’s governance guidelines and policies.

The independent directors conducted executive sessions at all Board meetings in 2016.  Mr. McCarthy also has the authority to call executive sessions of the independent directors. The Board has adopted a number of strong corporate governance practices that provide effective, independent oversight of management, including:

✓	Holding executive sessions of the non-management, independent directors after every Board meeting;
✓	Providing that only independent directors serve on key Board committees; and
✓	Conducting an annual performance evaluation of the Chairman and CEO by the independent directors.

The Board believes that the current leadership structure and succession planning coupled with an active lead independent director provides effective oversight of management and responsiveness to shareholders, while also continuing the solid leadership of the Company and the Board necessary to effect execution of the Company’s strategic plans.

Risk Oversight of the Company

The Board of Directors is responsible for overseeing the assessment and management of the critical enterprise risks affecting the Company. The Board delegates to the Audit Committee primary responsibility for oversight of managing risks related to financial reporting, environmental matters and compliance.

Management identifies and prioritizes enterprise risks (included in the risk factors disclosed in our Annual Report on Form 10-K) and regularly presents them to the Board for its review and consideration. The senior executives responsible for implementation of appropriate mitigation strategies for each of the Company’s enterprise risks, along with the chief compliance officer, provide reports directly to the Board during the year. The Audit Committee also receives reports throughout the year from the chief compliance officer and the senior executives responsible for financial reporting and environmental matters.

In addition, the Audit Committee oversees the Company’s internal audit of enterprise risks selected for review and evaluation based upon the Company’s annual risk assessment model with the purpose of evaluating the effectiveness of mitigating controls and activities of Company personnel. The Company’s internal auditors present to the Audit Committee findings regarding the mitigating controls and processes for the enterprise risks selected for review. The Audit Committee, in turn, reports those findings to the entire Board. The Company’s enterprise risk management process is dynamic and continually monitored so that the Company can timely identify and address any potential risks that arise in the ever-changing economic, political and legal environment in which the Company operates.

Board of Directors Meetings and Committees

In accordance with applicable provisions of Utah law and the By-Laws of the Company, the business and affairs of the Company are managed under the direction of the Board. The Board has established standing Committees and adopted guidelines and policies to assist it in fulfilling its responsibilities as described below.

During 2016, the Board met six times. None of the directors attended fewer than 75% of the aggregate number of meetings of the Board and the Committees on which he or she served during the period of service. The average attendance of all directors at Board and Committee meetings was 96.3%. The Corporate Governance Guidelines and Policies included in this Proxy Statement beginning on page 16 reflect our policy that all directors should attend the Annual Meeting. In accordance with this policy, all directors then serving attended last year’s Annual Meeting.

The Board currently maintains four standing committees – the Audit Committee, Finance Committee, Compensation and Benefits Committee, and Corporate Governance and Nominating Committee. Each of the committees operates under a written charter adopted by the Board, copies of which are available on the Company’s website at www.up.com/investors/governance, and shareholders may obtain copies by contacting the Secretary of the Company at the address set forth on the notice page of this Proxy Statement. Each committee has the ability to retain outside advisors to assist it in the performance of its duties and responsibilities. All Board Committees are composed entirely of independent directors, satisfying both the independence standards of the NYSE and the Director Independence Standards set forth in the Company’s Corporate Governance Guidelines and Policies. Audit Committee members and Compensation and Benefits Committee members also satisfy the additional independence criteria applicable to Audit Committee and Compensation and Benefits Committee members under the listing standards of the NYSE.

Current Board Committee Membership and Meetings
Director	Board	Audit	Finance	Compensation and Benefits	Corporate Governance and Nominating
Andrew H. Card, Jr.	X	X		X
Erroll B. Davis, Jr.	X			C	X
David B. Dillon	X	C		X
Lance M. Fritz	C
Deborah C. Hopkins	X		X		X
Jane H. Lute	X	X			X
Michael R. McCarthy	X		X		C
Michael W. McConnell	X	X	X
Thomas F. McLarty III	X		C		X
Steven R. Rogel	X			X	X
Jose H. Villarreal	X	X		X
Meetings in 2016	6	11	4	5	4
C = Chair

Audit Committee.  The Board has determined that all members of the Audit Committee are independent directors and satisfy the additional independence criteria under NYSE listing standards applicable to audit committee members. The Board also reviewed the experience and training of the members of the Committee and determined that each member is financially literate and that at least one member has accounting or related financial management expertise. Additionally, the Board determined that Mr. McConnell and Mr. Dillon qualify as “audit committee financial experts” within the meaning of the rules and regulations of the SEC.

The Audit Committee meets regularly with the independent registered public accounting firm of the Company, financial management, the internal auditors, the chief compliance officer and the general counsel to provide oversight of the financial reporting process, internal control structure, and the Company’s compliance requirements and activities. The independent registered public accounting firm, the internal auditors, the chief compliance officer and the general counsel have unrestricted access to the Committee and meet regularly with the Committee, without Company management representatives present, to discuss the results of their examinations, their opinions on the adequacy of internal controls and quality of financial reporting, and various legal matters.

The Audit Committee assists the Board in fulfilling its responsibilities for overseeing our financial reporting process and the audit of our financial statements. Specific duties and responsibilities of the Audit Committee include, among other things:

Independent Registered Public Accounting Firm

•	Appointing, overseeing the work of, and compensating the independent registered public accounting firm;
•	Discussing with the public accounting firm relationships with the Company and its independence;
•	Evaluating the independent registered public accounting firm through assessments of quality control procedures; peer reviews, and results of inquiries or investigations;
•	Participating in the selection of the independent registered public accounting firm’s lead engagement partner;
•	Establishing hiring policies with respect to employees and former employees of the independent registered public accounting firm; and

•	Determining whether to retain or, if appropriate, terminate the independent registered public accounting firm.

Audit and Non-Audit Services; Financial Reporting; Audit Report

•	Reviewing and approving the scope of the annual audit plan and the audit fee;
•

Reviewing and discussing earnings releases, audited annual financial statements and unaudited quarterly financial statements, including reviewing specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and

•

Reviewing the adequacy of disclosures to be included in the Annual Report on Form 10-K regarding the Company’s contractual obligations and commercial commitments, including off-balance sheet financing arrangements.

Disclosure Controls; Internal Controls and Procedures

•	Reviewing the Company’s policies and procedures to maintain the adequacy and effectiveness of internal controls and disclosure controls;
•	Reviewing the scope, resources and results of the internal audit program, including participation in the General Auditor performance review; and
•	Reviewing corporate policies and practices with respect to financial information and earnings guidance.

Risk Oversight

•

Discussing with management reports on the Company enterprise risk management programs, including oversight of risks related to financial reporting, environmental and litigation matters, safety and compliance;

•

Overseeing the Company’s compliance program and risk assessments, including the annual enterprise risk management plan described in more detail below in the section titled Risk Oversight of the Company; and

•

Overseeing the administration of the Company’s Code of Ethics for the Chief Executive Officer and Senior Financial Officers and the Statement of Policy on Ethics and Business Conduct for employees, as well as policies concerning derivatives, environmental management, use of corporate aircraft, insider trading, related person and related party transactions, and officers’ travel and business expenses.

Annual Review/Evaluation

•	Annually reviewing the Committee’s charter and performance.

Pre-Approval of Audit and Non-Audit Services Policy

The Audit Committee’s charter requires the Committee to approve in advance all audit engagement fees and the terms of all audit services to be provided by the independent registered public accounting firm. By approving the engagement, which is performed in conjunction with the first Board meeting of each year, the audit services are deemed to be pre-approved. As part of its pre-approval policy, the Committee considers whether the provision of any proposed non-audit services is consistent with auditor independence. With respect to non-audit services provided by the independent registered public accounting firm, the Audit Committee adopted and observes procedures that require the independent registered public accounting firm to present a budget for the three categories of non-audit services: (i) audit-related services, (ii) tax services and (iii) other services. The budget is detailed as to the particular services to be provided so that the Committee knows what services it is being requested to pre-approve in order to facilitate a well-reasoned assessment of the impact of the services on the auditor’s independence. After review and approval of the annual budget by the Committee, no further approval by the Committee is required to undertake the specific projects within the three categories of non-audit services.

If the Company determines that it requires any other non-audit services after approval of the budget, either the Committee Chair or the full Committee must pre-approve the additional non-audit services, depending on the anticipated cost of the services. In addition, the Committee Chair must review and approve any projects involving non-audit services that exceed budget costs during the year. Any non-audit services pre-approved by the Committee Chair pursuant to delegated authority and any projects involving non-audit services that exceed budget costs will be reported to the full Committee at the next regularly scheduled Committee meeting.

Finance Committee.  The Finance Committee is responsible for assisting the Board with its review and oversight of the financial position of the Company. The Finance Committee’s responsibilities and duties include, among other things:

Treasury Matters

•

Reviewing or overseeing significant treasury matters such as the Company’s capital structure, balance sheet, credit ratings, short- and long-term financing plans and programs, derivative policy, share repurchases and dividend policy;

•	Reviewing the Company’s liquidity position, including the Company’s credit facilities;
•	Overseeing the Company’s investor relations activities, including the Company’s interaction with the investor community; and
•

Reviewing the performance of the Company’s internal investment committee that oversees the investment management of assets held by the Company’s pension, thrift and other funded employee benefit programs.

Annual Review/Evaluation

•	Annually reviewing the Committee’s charter and performance.

Compensation and Benefits Committee.  The Board has determined that all members of the Compensation and Benefits Committee are independent directors and satisfy the additional independence criteria under NYSE listing standards applicable to compensation committee members.

The Compensation and Benefits Committee discharges the Board’s responsibilities relating to the compensation of executives and provides general oversight of our compensation structure, including equity compensation plans and benefits programs. Specific duties and responsibilities of the Compensation and Benefits Committee include, among other things:

Executive Compensation and Performance Goals

•	Reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s CEO;
•	Evaluating the CEO’s performance and, together with the other independent directors, determining and approving the CEO’s compensation level based on such evaluation;
•	Reviewing and referring to the Board for approval the compensation of the Company’s other elected executives and certain other executives as determined by the Committee or the Board;
•

Overseeing the Company’s executive incentive plans, reviewing the amounts of awards and the individuals who will receive awards and referring its determinations with respect to the annual incentive program to the Board for approval; and

•	Reviewing and discussing the “Compensation Discussion and Analysis” (CD&A) and recommending to the Board that the CD&A be included in the Company’s Proxy Statement and Annual Report on Form 10-K.

Equity Compensation Plans and Other Employee Benefit Plans

•	Overseeing the Company’s pension, thrift and equity compensation plans and reviewing and recommending to the Board all material amendments to these plans; and
•

Overseeing the administration of the Company’s general compensation plans and employee benefit plans and periodically reviewing the Company’s benefit plans to assess whether these benefit plans remain competitive with comparably situated companies.

Annual Review/Evaluation

•	Annually reviewing the Committee’s charter and performance.

Compensation Risk Assessment

In early 2017, the Committee, with the assistance of the Committee’s outside compensation consultant, conducted its annual compensation risk assessment of our executive compensation programs and confirmed that they were designed and operate within a system of guidelines and controls to avoid creating any material adverse risks to the Company.

Compensation Consultant

Under its charter, the Committee has the authority to retain, terminate and approve fees for advisors and consultants as it deems necessary. The Committee, in its discretion, uses outside advisors and experts to assist it in performing its duties and fulfilling its responsibilities. Frederic W. Cook & Co., Inc. (FW Cook) is an independent compensation consulting firm that reports directly to the Committee. A representative of FW Cook regularly attends all Committee meetings. The Committee is solely responsible for the engagement and termination of this relationship. At its March 2017 meeting, the Committee reviewed and reaffirmed the engagement of FW Cook as the Committee’s compensation consultant and determined that the retention of FW Cook did not raise any conflicts of interest.

FW Cook advises the Committee on compensation philosophy and matters related to CEO and other executive and director compensation. The Committee annually requests that FW Cook update compensation and performance data on the peer companies selected by the Committee, as described in the CD&A beginning on page 34 of this Proxy Statement. In addition, the Committee periodically requests that FW Cook make presentations on various topics, such as compensation trends and best practices, regulatory changes, long-term incentive components and award mix and stock plan utilization. The Committee Chair reviews and approves all charges for these consulting services.

Under the Committee’s engagement, FW Cook also confers with management on a limited basis to promote consistency and efficiency. In such matters, FW Cook acts in its capacity as the Committee’s advisor, and the Committee Chair reviews and approves any major projects for which management requests the assistance of FW Cook. Such projects involve only the amount and form of executive or director compensation and may include analysis of competitive director compensation data, design and development of new compensation and stock plans, calculation of compensation amounts reported in this Proxy Statement and review of materials prior to distribution to the Committee to confirm that the materials conform with the Committee’s philosophy and policies. The Committee Chair reviews and approves all charges for any projects requested by management. During 2016, the Company paid fees to FW Cook only for advising on matters under the Committee’s purview. The Company did not pay any fees for additional projects or services.

Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee oversees and assists the Board in fulfilling its responsibilities relating to our corporate governance and director nominations and elections. Specific duties and responsibilities of the Corporate Governance and Nominating Committee include, among other things:

Board Matters

•	Developing and recommending to the Board the criteria for identifying and evaluating director candidates and periodically reviewing these criteria;
•	Identifying and recommending candidates to be nominated for election as directors at Annual Meetings or to fill Board vacancies, consistent with criteria approved by the Board;
•

Reviewing the composition and activities of the Board, including, but not limited to, committee memberships, Board self-evaluation, Board size, continuing education, retirement policy and stock ownership requirements;

•	Assessing the qualifications, contributions and independence of directors in determining whether to recommend them for election or reelection to the Board; and
•	Periodically reviewing the Board’s leadership structure, recommending changes to the Board as appropriate, and overseeing the election of a lead independent director.

Corporate Governance Guidelines and Other Policies

•

Overseeing the Corporate Governance Guidelines and Policies discussed below, which promote Board independence, integrity and ethics, diversity (inclusive of gender, race, ethnicity and natural origin), and excellence in governance;

•	Overseeing the Company’s Code of Business Conduct and Ethics for Members of the Board of Directors;
•

Establishing policies and procedures for the review and approval of related party transactions, including reviewing and approving all potential related party transactions as defined under SEC rules; and

•	Reviewing current trends in corporate governance and recommending to the Board for adoption new (or modifications of existing) practices, policies or procedures.

Director Compensation and Stock Ownership

•	Reviewing director compensation periodically to assess whether the compensation paid to non-management directors is competitive and reflects their duties and responsibilities as Board members; and
•	Adopting and monitoring compliance with stock ownership guidelines and policies for directors.

Annual Review/Evaluation

•	Annually reviewing the Committee’s charter and performance; and
•	Overseeing the annual self-evaluation of the Board and its committees.

Compensation Committee Interlocks and Insider Participation

During 2016, the following independent directors served on the Compensation and Benefits Committee: Andrew H. Card, Jr., Erroll B. Davis, Jr., David B. Dillon, Steven R. Rogel and Jose H. Villarreal.

The Compensation and Benefits Committee has no interlocks or insider participation.

Codes of Conduct and Ethics

The Board has adopted the Union Pacific Corporation Code of Ethics for the Chief Executive Officer and Senior Financial Officers, the Statement of Policy on Ethics and Business Conduct for employees (the Business Conduct Policy) and the Union Pacific Corporation Code of Business Conduct and Ethics for Members of the Board of Directors. We post these codes of conduct on our website at www.up.com/investors/governance, and printed copies are available to any shareholder upon request to the Secretary of the Company at the address set forth on the notice page of this Proxy Statement. To the extent permitted by SEC rules and the NYSE listing standards, we intend to disclose any future amendments to, or waivers from, certain provisions of these codes of conduct on our website.

Communications with the Board

Interested parties wishing to communicate with the Board may do so by U.S. mail c/o the Corporate Secretary, Union Pacific Corporation, 1400 Douglas Street, 19th Floor, Omaha, NE 68179. Communications intended for a specific director or directors (e.g., the lead independent director, a committee chairperson or all of the non-management directors) should be addressed to their attention and sent, by U.S. mail, to the address above. The Board has appointed and authorized the Corporate Secretary of the Company to process these communications and forward them to the appropriate directors. We forward communications from shareholders directly to the appropriate Board member(s). If a communication is illegal, unduly hostile or threatening, or similarly inappropriate, the Corporate Secretary of the Company has the authority to disregard or take appropriate action regarding any such communication.

Director Compensation in Fiscal Year 2016

Non-Management Directors’ Fees

For 2016, directors who were not employees received an annual retainer of $250,000, plus expenses. Directors are required to invest $130,000 of the retainer in the Stock Unit Account described below. Chairs of Board Committees receive additional annual retainers of $15,000 each, and members of the Audit Committee receive additional annual retainers of $10,000 each. The lead independent director receives an additional annual retainer of $25,000. Directors who are employees do not receive retainers or any other Board-related compensation.

Stock Unit Grant and Deferred Compensation Plan for the Board of Directors

Under our Stock Unit Grant and Deferred Compensation Plan for non-management directors, a director may, by December 31 of any year, elect to defer all or a portion of any compensation (in addition to the amount mentioned above that is required to be invested in their Stock Unit Account) for service as a director in the ensuing year or years, excluding reimbursements for expenses. Such deferred amounts may be invested, at the option of the director, in (i) a Fixed Rate Fund administered by the Company, (ii) a Stock Unit Account administered by the Company, or (iii) various notional accounts administered by The Vanguard Group. These accounts are unfunded, unsecured obligations of the Company. The Company Fixed Rate Fund bears interest equal to 120% of the applicable federal long-term rate compounded annually. The Stock Unit Account fluctuates in value based on changes in the price of our common stock, and equivalents to cash dividends paid on the common stock are deemed to be reinvested in the Stock Unit Account. The Vanguard Accounts are subject to earnings and value fluctuations from the investment performance of the notional accounts at Vanguard. Payment of all deferred amounts begins in January of the year following separation from service as a director. Deferred amounts may be paid, at the election of the director, in either a lump-sum or in up to 15 equal, annual installments.

2000 Directors Stock Plan

Under the 2000 Directors Stock Plan (the 2000 Plan) adopted by the shareholders on April 21, 2000, the Company may grant options to purchase shares of our common stock to non-management directors. Upon recommendation of the Corporate Governance and Nominating Committee in September 2007, the Board eliminated the annual grant of options for 2008 and future years. The Company did not award any options to non-management directors in 2016.

The 2000 Plan also provides that each non-management director, upon election to the Board of Directors, will receive a grant of 4,000 restricted shares of our common stock or restricted share units that represent the right to receive our common stock in the future (which number has been adjusted to reflect the Company’s two-for-one stock splits on May 28, 2008 and June 6, 2014). The restricted shares or share units vest on the date a director ceases to be a director by reason of death, disability or retirement, as defined in the 2000 Plan. During the restricted period, the director has the right to vote such restricted shares and receive dividends or dividend equivalents, but may not transfer or encumber such shares or units. The director will forfeit such shares or units upon ceasing to be a director for any reason other than death, disability or retirement.

Non-Management Director Compensation in Fiscal Year 2016

The following table provides a summary of the compensation of our non-management directors for 2016.

Name	Fees Earned or Paid in Cash	Stock Awards (a)		Option Awards	All Other Compensation (b)		Total Compensation
Andrew H. Card, Jr.	$260,000	$0		$0	$8,295		$268,295
Erroll B. Davis, Jr.	265,000	0		0	8,070		273,070
David B. Dillon	268,750	0		0	8,778		277,528
Judith Richards Hope (c)	104,167	0		0	62,228	(d)	166,395
Charles C. Krulak	260,000	0		0	5,419		265,419
Jane H. Lute (e)	191,667	313,400	(f)	0	8,890		513,957
Michael R. McCarthy	279,583	0		0	1,067		280,650
Michael W. McConnell	266,250	0		0	35,716		301,966
Thomas F. McLarty III	258,750	0		0	10,001		268,751
Steven R. Rogel	266,667	0		0	82,525		349,192
Jose H. Villarreal	260,000	0		0	7,662		267,662

__________________

(a)

The following table provides the outstanding equity awards at fiscal year-end held by all individuals who served as non-management directors in 2016. The Number of Shares in the Vesting Upon Termination column represents the shares granted to each director upon initial election to the Board and required to be held until his or her service as a member of the Board ends.

Name	Number of Securities Underlying Unexercised Options	Number of Shares Vesting Upon Termination	Number of Units in Deferred Stock Unit Account
Andrew H. Card Jr.	7,400	4,000	26,267
Erroll B. Davis Jr.	0	4,000	32,893
David B. Dillon	0	4,000	3,865
Charles C. Krulak	0	4,000	27,653
Jane H. Lute	0	4,000	1,023
Michael R. McCarthy	0	4,000	42,211
Michael W. McConnell	0	4,000	66,235
Thomas F. McLarty III	0	4,000	25,654
Steven R. Rogel	0	4,000	44,427
Jose H. Villarreal	0	4,000	19,564

(b)

Excess liability insurance premiums paid in 2016 for each non-management director were $1,067. In addition, the Company began paying Nebraska state income taxes on behalf of nonresident directors in 2014 because of their travel to Nebraska required for Company business. The reimbursement covers the incremental cost of these nonresident directors’ taxes and the directors do not claim any tax benefits for the reimbursement in their resident states. The amounts shown in the table reflect additional federal and Nebraska income taxes paid in 2017 for the applicable director’s service, and stock option exercises, if any, during the director’s service in 2016. The Company does not consider this a perquisite and does not gross-up or pay any state income taxes that the directors incur in their normal work locations.

(c)	Ms. Hope retired from the Board on May 12, 2016.
(d)

Directors elected to the Board prior to April 21, 2000, are eligible to participate in a contributory health care plan that we sponsor. Medical and dental benefits are paid only after payment of benefits under any other group plan in which a director participates. The amount paid in 2016 for Ms. Hope’s participation in the health care plan was $11,215 reduced by an annual medical premium payment of $1,018 (deducted from her annual retainer). The Company terminated medical coverage for directors elected after April 21, 2000, upon adoption of the 2000 Directors Stock Plan by the shareholders on April 21, 2000. In addition, Ms. Hope participated in a director pension plan, which the Board terminated as to future participants in 1996. Under the plan, each non-management director elected to the Board prior to January 1996 receives an annual pension benefit of $36,000 upon retirement from the Board with at least five years of service and on or after attainment of age 65. Ms. Hope was the only director eligible to receive pension benefits under this plan.

(e)	Ms. Lute was elected to the Board on April 5, 2016.
(f)

Pursuant to the 2000 Directors Stock Plan, Ms. Lute received a grant of 4,000 restricted shares upon her election to the Board. The value reported reflects the grant date fair value of such shares based upon the Company’s closing stock price of $78.35 on April 6, 2016.

__________________

PROPOSAL NUMBER 2 – Ratification of Appointment of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for the Year Ending December 31, 2017

The Audit Committee has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit the books and accounts of the Company and its consolidated subsidiaries for the year 2017 and submits this selection for ratification by a vote of shareholders as a matter of good corporate governance. In the event that the Audit Committee’s selection of Deloitte & Touche LLP does not receive an affirmative vote of a majority of the votes cast, the Audit Committee will review its future selection of an independent registered public accounting firm. The Committee believes that the continued retention of Deloitte & Touche LLP as our independent auditor is in the best interests of our shareholders.

The Company expects that a representative of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions by shareholders.

Vote Required for Approval

Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017 requires the affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting.

The Board recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the year ending December 31, 2017.

Independent Registered Public Accounting Firm’s Fees and Services

Aggregate fees billed to the Company for services rendered by our independent registered public accounting firm for each of the past two years are set forth below:

	Year Ended December 31,
	2016	2015
Audit Fees	$2,661,955	$2,604,750
Audit-Related Fees	521,697	511,697
Tax Fees	214,890	214,890
All Other Fees	0	0
Total	$3,398,542	$3,331,337

Audit Fees. Audit services included the integrated audit of financial statements and internal control, quarterly reviews, comfort letters provided in conjunction with the issuance of debt, and agreed-upon procedures performed on the Annual Report R-1 filed by Union Pacific Railroad Company with the Surface Transportation Board.

Audit-Related Fees. Audit-related services included consultation on accounting standards and transactions, audits of employee benefit plans, and audits of subsidiary companies.

Tax Fees. Tax fees included fees for corporate tax planning and consultation services and work performed for international tax compliance.

All Other Fees. No other services were provided to the Company by Deloitte & Touche LLP during the years ended December 31, 2016 and 2015.

Audit Committee Report

The Committee has reviewed and discussed with management the Company’s audited consolidated financial statements for the year ended December 31, 2016. The Committee has discussed with the Company’s independent registered public accounting firm, Deloitte & Touche LLP, the matters required to be discussed with the Audit Committee under applicable Public Company Accounting Oversight Board (PCAOB) standards and SEC Rule 2-07 of Regulation S-X. The Committee also has received the written disclosure and correspondence from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP communications with the Committee concerning independence and has discussed their independence with them. Based on the foregoing reviews and discussions, the Committee recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

The Audit Committee

David B. Dillon, Chair

Andrew H. Card, Jr.

General Charles C. Krulak, USMC (Ret.)

Jane H. Lute

Michael W. McConnell

Jose H. Villarreal

PROPOSAL NUMBER 3 – Advisory Vote to Approve Executive Compensation

At the 2016 Annual Meeting of Shareholders, approximately 95% of the shares voted were cast in favor of approving the Company’s executive compensation. The Board of Directors again asks shareholders to support a non-binding, advisory resolution approving the Company’s executive compensation as reported in this Proxy Statement.

We design our executive compensation programs to support the Company’s long-term success. As described below in the Compensation Discussion and Analysis section of this Proxy Statement, the Compensation and Benefits Committee has structured the Company’s executive compensation programs to achieve key Company goals and objectives. We believe our compensation philosophy allows us to link realized pay to a variety of performance measures and reward management skills that produce consistent, long-term performance and effective risk management.

In 2016, the Company continued to operate a safe railroad, provide excellent service to our customers and deliver solid financial results despite facing a second consecutive year of volume declines and business mix shifts. Highlights of the Company’s performance include:

•	The Company achieved its third-best financial performance year, with earnings per share of $5.07, despite a 7% decline in volumes, our second lowest volume levels since 1998;
•	An operating ratio for 2016 of 63.5%, increasing 0.4 points from last year’s record operating ratio of 63.1%, but equaling our second best record from 2014;
•	The reportable personal injury rate per 200,000 employee-hours improved 14%, to a best-ever result of 0.75; and
•

Significant improvements in operating and service metrics, as our average train speed, as reported to the Association of American Railroads (AAR), increased 5% in 2016 compared to 2015, and average terminal dwell time decreased 4%, representing improved asset utilization.

The Board urges shareholders to read the Compensation Discussion and Analysis, beginning on page 34 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures, including many best practices, operate and are designed to align compensation with our Company goals and objectives. Shareholders should also review the Summary Compensation Table and related compensation tables and narrative, appearing on pages 54 through 74, which provide detailed information regarding the compensation of our Named Executive Officers. The Compensation and Benefits Committee and the Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis create effective incentives for achieving Company goals, including returns to shareholders, and that the compensation of our Named Executive Officers reported in this Proxy Statement has supported and directly contributed to the Company’s performance and success.

In accordance with Section 14A of the Securities Exchange Act of 1934, and as a matter of good corporate governance, the Board asks shareholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the shareholders of Union Pacific Corporation (the Company) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement for the Company’s 2017 Annual Meeting of Shareholders.

This advisory resolution, commonly referred to as a “say on pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation and Benefits Committee will review and consider the voting results when evaluating the Company’s executive compensation programs.

The Board of Directors recommends a vote FOR the advisory resolution to approve executive compensation.

PROPOSAL NUMBER 4 – Advisory Vote on the Frequency of Future Advisory Votes to Approve Executive Compensation

Pursuant to Section 14A of the Exchange Act, the Board of Directors is asking shareholders to vote on whether future advisory votes on executive compensation of the nature reflected in Proposal Number 3 above should occur every (1) year, every two (2) years, or every three (3) years.

In 2011, shareholders voted, consistent with the Board’s recommendation, to hold advisory votes to approve executive compensation every (1) year.

After careful consideration and taking into account the shareholder vote in 2011, the Board of Directors has determined that holding an advisory vote on executive compensation every (1) year continues to be the most appropriate policy for the Company at this time, and recommends that shareholders vote for future advisory votes on executive compensation to occur every (1) year. While the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation disclosures are made annually. Holding an annual advisory vote on executive compensation provides the Company with more direct and immediate feedback on its compensation disclosures. However, shareholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of the Company’s executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change the executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s Annual Meeting. An annual advisory vote on executive compensation also is consistent with the Company’s practice of having all directors elected annually and annually providing shareholders the opportunity to ratify the Audit Committee’s selection of independent auditors.

The Board of Directors understands that some of the Company’s shareholders may have different views as to what is an appropriate frequency for advisory votes on executive compensation, and the Board will carefully review the voting results on this proposal. Shareholders are not voting to approve or disapprove the Board’s recommendation. Shareholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years, or abstain. This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board of Directors. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may in the future decide to conduct advisory votes on a less frequent basis and may vary its practice based on factors such as discussions with shareholders and material changes to compensation programs.

The Board recommends shareholders vote to conduct future advisory votes to approve executive compensation every year (1 year).

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our executive compensation program and provides information on the amounts shown in the executive compensation tables that follow. For fiscal year ending December 31, 2016, our Named Executive Officers (NEOs) were our Chairman, President and CEO, Lance M. Fritz, our Executive Vice President and CFO, Robert M. Knight, Jr., and the next three most highly compensated executive officers, Cameron A. Scott, Executive Vice President and Chief Operations Officer, Eric L. Butler, Executive Vice President, Chief Administrative Officer and Corporate Secretary (formerly Executive Vice President and Chief Marketing Officer),  and Rhonda Ferguson, Executive Vice President and Chief Legal Officer. Diane K. Duren, retired Senior Vice President and Corporate Secretary (formerly Executive Vice President, Chief Administrative Officer and Corporate Secretary) also is included as a NEO for 2016 pursuant to SEC rules.

Mr. Butler was elected Executive Vice President and Chief Administrative Officer on December 1, 2016, and was elected Corporate Secretary on February 3, 2017. Ms. Duren was Executive Vice President, Chief Administrative Officer and Corporate Secretary until December 1, 2016. She remained at the Company as Senior Vice President and Corporate Secretary until February 3, 2017, and then as Senior Vice President until her retirement on February 28, 2017.

Executive Compensation Program Objectives and Design

The Compensation and Benefits Committee (the Committee) believes the Company’s compensation philosophy allows us to reward behavior that produces consistent, long-term performance accompanied with effective risk management. To guide its executive compensation decisions, the Committee carefully evaluated a number of factors, including another year of solid financial and operating performance for the Company (described below), appropriate peer comparisons, and the continuing success of the executive compensation programs in supporting the Company’s achievement of key goals and business objectives. The Committee also reviewed and took into consideration the results of the 2016 annual advisory vote approving our executive compensation. Each of these factors guided the Committee’s decision to maintain the Company’s current executive compensation programs and policies and its decisions regarding the compensation of the NEOs for 2016.

The Company’s executive compensation program is designed to:

•

Pay for Performance — By aligning a significant portion of the executive’s opportunity for compensation to annual (short-term) and long-term Company performance, we tie pay to performance. Integration of the Company’s critical business objectives (safety, service, and financial performance) with the Company’s compensation programs also allows its pay structure to reflect individual performance and management effectiveness, along with other qualitative factors, which contribute to the Company’s performance.

•

Align with Shareholder Interests — By providing equity incentives, we link a substantial portion of executive compensation to both short-term and long-term financial performance that benefits our shareholders and aligns the interests of management with those of our shareholders.

•

Attract and Retain Top Talent  — By structuring compensation levels to reflect the competitive marketplace for similar positions at other comparable peer group companies, we are able to attract and retain key executives critical to our long-term success.

At the 2016 Annual Meeting, shareholders showed strong support for the Company’s executive compensation program with approximately 95% of the votes cast approving the advisory resolution to approve the compensation of our NEOs.

2016 Financial and Operating Performance

2016 was the second consecutive year of significant volume declines and business mix shifts.  Market factors such as soft energy prices, the impact of the strong U.S. dollar on exports and a sluggish domestic consumer economy were the major drivers of a 7% decline in total volume in 2016. Carloadings were down in four of our six commodity groups, including a 20% decrease in coal traffic alone. On the positive side, a large U.S. grain harvest, along with strong global demand, drove a significant increase in our grain shipments, especially in the latter part of the year. However, even with these challenges, we remained focused on the things which were in our control, enabling us to deliver solid results in a difficult environment. We combined our unrelenting focus on safety, productivity, and service to produce strong value for our shareholders.

Please also refer to the Company’s Annual Report on Form 10-K for a complete analysis of the Company’s 2016 financial and operating performance.

Safety – During 2016, we continued our focus on safety to reduce risk and eliminate incidents for our employees, our customers and the public. We achieved our best ever reportable personal injury incidents per 200,000 employee-hours of 0.75, making us the safest Class I railroad in the U.S. for the second consecutive year. In addition, we finished 2016 with a 3% improvement in our reportable derailment incident rate per million train miles compared to the prior year. These results demonstrate our employees’ dedication to our safety initiatives and our efforts to further engage the workforce through programs such as Courage to Care, Total Safety Culture, and UP Way (our continuous improvement culture).

Service and Operations –  Continued improvements were made in our operating and service metrics, as our average train speed, as reported to the AAR, increased 5% in 2016 compared to 2015, and our average terminal dwell time decreased 4%, both reflecting the impact of lower volumes and improved network fluidity. We made capital investments of almost $3.5 billion in 2016, continuing to strengthen our franchise. This included $1.8 billion in replacement capital to harden our infrastructure and improve the safety and resiliency of our network. In addition, we spent approximately $760 million on locomotives and other equipment, and just over $300 million on new capacity and commercial facilities.

Financial Performance – Despite a 7% decrease in carloads, resulting in our second lowest volume levels since 1998, 2016 was our third-best earnings performance with earnings per share of $5.07.  Our operating ratio for 2016 was 63.5%, increasing 0.4 points from last year’s record operating ratio of 63.1%, but matching our second best record from 2014. While our return on invested capital (ROIC, see footnote 1 on the following page) of 12.7 percent fell short of last year’s 14.3 percent, the Company was able to increase its quarterly declared dividend per share by 10 percent, with dividends paid in 2016 totaling $1.9 billion.  We also repurchased 35 million shares of Company common stock, equivalent to 4 percent of total shares outstanding. Between dividends and share repurchases, the Company returned $5 billion to our shareholders in 2016.

Performance Versus Compensation Peer Group Companies – The Committee benchmarks the Company’s financial performance as measured by growth in total revenue, operating income, diluted earnings per share from continuing operations (EPS) and ROIC, against the results of a group of peer companies (the Peer Group) that consists of both other railroads and companies that are comparable to the Company in size and complexity but are in other industries (as described on pages 52 and 53). In addition, the Committee compares the Company’s total shareholder return with those of the Peer Group.

Three-Year Performance	2016 (rank out of 18)	2015 (rank out of 19)
Revenue Growth	9	3
Operating Income Growth	8	7
Earnings Per Share Growth	8	5
Return on Invested Capital (1)	5	4
Total Shareholder Return	10	15
Composite Rank (3)	7	5

	Ranking (2)
One-Year Performance	2016 (rank out of 18)	2015 (rank out of 19)
Revenue Growth	17	13
Operating Income Growth	14	14
Earnings Per Share Growth	13	9
Return on Invested Capital (1)	5	5
Total Shareholder Return	4	19
Composite Rank (3)	13	14

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(1)

ROIC is not considered a financial measure under Generally Accepted Accounting Principles (GAAP) by SEC Regulation G and Item 10 of SEC Regulation S-K and may not be defined and calculated by other companies in the same manner.  For a reconciliation to GAAP, please see Item 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

(2)

Performance rankings were provided by Frederic W. Cook & Co., Inc. (FW Cook), an independent compensation consulting firm that reports directly to the Committee, based on data from Standard & Poor’s Capital IQ database.  The rankings reflect performance through December 2016 or the fiscal quarter-end immediately preceding this date for peers with non-calendar fiscal years.

(3)	Reflects the Company’s overall positioning when the rankings for each of the five measures above are averaged and compared against the same average for the Peer Group.

__________________

Summary of 2016 Compensation Decisions

•	In February 2016, no salary increases were awarded for the NEOs, except for Mr. Scott to more closely align his salary to that of his peers.
•	Bonuses earned for the 2016 performance year for all NEOs were negatively impacted by the Company’s lower financial performance on a year-over-year basis.
•

The value of our long-term incentive awards for our NEOs also decreased, reflecting the Company’s overall lower financial performance, except for Mr. Fritz and Mr. Scott, whose long-term incentive awards were increased to align their compensation to fully reflect their level of duties and responsibilities.

•

The Committee reevaluated the equity compensation mix making the majority of our long-term incentive compensation performance-based.  Future long-term incentive awards starting in 2017 will consist of 50% performance stock units, 40% stock options and 10% retention stock units.

•	Addition to performance stock unit awards of a relative Operating Income Growth modifier (+/-25% of the award earned based on the ROIC achieved) compared to the S&P Industrials Index.
•	Performance stock units for the three-year performance period ending in 2016 vested at 140% of target, reflecting stronger performance in 2014 and 2015.

The Committee reviews Total Direct Compensation for each of the NEOs on an annual basis prior to the first Board meeting of the year. Total Direct Compensation consists of (i) cash compensation (Total Cash Compensation) comprised of base salary and annual cash bonus, if any is paid, and (ii) stock-based compensation under our long-term incentive compensation programs. Each component is described more fully below. The Committee also periodically reviews other elements of compensation, including deferred compensation, perquisites, benefits, including retirement plans, and change-in-control severance payments.

The following table summarizes the 2016 Total Direct Compensation the Committee approved for each NEO. This table is supplementary and is not intended to replace the Summary Compensation Table.

2016 Total Direct Compensation Versus Peer Group

Name	Total 2016 Cash Comp	Grant Date Value of Target 2016 LTI Award	Total 2016 Direct Comp (1)	vs. Peer Group
Lance M. Fritz	$2,850,000	$7,000,000	$9,850,000	Below 25P
Robert M. Knight, Jr.	1,850,000	3,000,000	4,850,000	Above 75P
Cameron A. Scott	1,279,000	1,500,000	2,779,000	Below 25P
Eric L. Butler	1,265,000	1,500,000	2,765,000	Below 25P
Rhonda S. Ferguson (2)	620,000	400,000	1,020,000	Below 25P
Diane K. Duren	1,255,000	1,500,000	2,755,000	25P - 50P

__________________

(1)

The compensation elements included in the table above reflect the components of annual compensation considered and evaluated by the Committee in its decision-making process. The table excludes compensation amounts based on changes in pension value and nonqualified deferred compensation earnings as reported in the Summary Compensation Table on page 54. The Committee considers these pension and deferral compensation programs in the context of its assessment of the overall design of the Company’s compensation program and not as an element of annual compensation decisions. Likewise, in its annual compensation decisions the Committee does not consider the items included as “All Other Compensation” in the Summary Compensation Table, and these items are, therefore, also excluded from the table above.

(2)Ms. Ferguson was elected Executive Vice President and Chief Legal Officer on July 1, 2016, and, in addition to salary and bonus, received a $300,000 signing bonus and a retention stock unit grant with a grant date fair value of $400,000.

__________________

Compensation Best Practices

The Company’s compensation programs, decisions, and practices detailed in this Proxy Statement continue to reinforce our compensation philosophy and encourage behavior and performance that the Committee believes is in the long-term best interests of the Company and its shareholders.

What we do…

Emphasize Performance-Based Variable Compensation

•	Majority of Total Direct Compensation is variable
•	Base salaries are targeted below the median of our Peer Group
•	Discretionary bonus program is linked to both individual and Company performance

Tie Compensation to Long-Term Performance

•	Equity awards are comprised of stock options and performance-based stock units
•	Stock options have no value unless the stock price appreciates above the grant price
•	Performance-based stock units are subject to risk of forfeiture if the Company does not achieve predetermined, multi-year objectives

Use an Independent Consultant and Peer Group Analysis

•	Independent consultant analyzes Peer Group for compensation comparison purposes
•	Independent consultant assists the Committee in its deliberations and provides input at every meeting of the Committee

Utilize a Compensation Recoupment Policy

•

Board authorized to make retroactive adjustments to reduce any cash or equity-based incentive compensation paid to the NEOs and certain other executives if the payment was predicated upon the achievement of certain financial results that were subsequently revised in connection with a restatement of all or a portion of our financial statements

Allow Only Minimal Perquisites

•	Only provide tax and financial counseling services and personal excess liability coverage
•

In 2016, the Committee eliminated the requirement for the CEO to use Company aircraft for all air travel and set a limitation for personal flights at $90,000 for the CEO and $45,000 for the other NEOs; executives will pay for any personal flights beyond these limits

Enforce Stringent Executive Stock Ownership Guidelines

•	CEO must own Company stock having a value seven times annual salary
•	Other NEOs must own four times annual salary
•

As of December 31, 2016, all NEOs held Company stock significantly in excess of ownership targets, with Mr. Fritz, our Chairman, President and CEO, owning stock valued at 27 times his salary and the other NEOs owning stock valued at between 7 and 41 times their salary as of December 31, 2016.  As a result of Ms. Ferguson’s recent election, on July 1, 2016, she has additional time to satisfy her ownership requirements.

Utilize Double Trigger Change-in-Control Plan

•	Severance payment and accelerated vesting of equity awards only if a covered executive is terminated following a change-in-control (i.e., “double trigger”)

Provide Limited Post-Termination Benefits

•	Benefits under change-in-control plan limited to 2.99 times salary plus bonus for any eligible executive

Review Senior Executive Compensation Tally Sheets

•	The Committee reviews Tally Sheets at every meeting
•	The Committee uses Tally Sheets as a reference point to summarize all relevant data when reviewing the elements of compensation and assessing the consistency of awards for the NEOs

Consistently Apply Company Grant Practices

•

The Company awards all performance stock units, retention shares, retention stock units and stock options for all executive and management employees based on the closing price on the day the awards are approved

Conduct Compensation Risk Assessment

•

All executive compensation programs are reviewed annually by the Committee’s independent consultant to confirm programs are designed with effective risk management to avoid creating material adverse risks to the Company

What we don’t do…

No Tax Gross-Up Payments Allowed for NEOs

•	No tax gross-up payments are provided with respect to any perquisites or change-in-control severance payments

No Repricing or Back-Dating of Options Allowed

•	Repricing of outstanding stock options prohibited without the approval of shareholders
•	No back-dated stock options are awarded
•	The Company does not allow employees to select the effective date of stock option awards
•	The Committee does not time its approval of stock option awards around the release of any material non-public information

No Employment Agreements

•	No employment agreements with any of our executive officers, including NEOs

No Hedging of Company Stock

•	Employees, including NEOs, are prohibited by policy from buying, selling or writing puts, calls or options and from executing derivative arrangements linked to Company stock

Elements of Our Executive Compensation Program

The following table provides information regarding the elements of the Company’s executive compensation program for 2016:

Compensation Type	Pay Element	How It is Determined/ Linked to Performance	What It Does
Fixed	Base Salary	- Part of a competitive total compensation package - Determined based on job scope and experience, market comparable positions, and internal leadership structure	- Provides a level of predictable income for the executive and is intended to remain competitive through business cycles
Variable	Annual Cash Bonus Award

-   Determined as a result of overall performance assessment of safety, service and financial measures, including:

-   Company and individual performance

-   Successful implementation of safety and service initiatives

-   Adherence to risk and compliance policies and other core values of the Company

- Provides an opportunity to earn a cash-based annual bonus award - Aligns incentives with individual performance and short-term Company performance goals

[Table Continued on Next Page]

Compensation Type	Pay Element	How It is Determined/ Linked to Performance	What It Does
Variable	Long-Term Incentive Compensation
- Performance Stock Units (40%)

-   Performance Stock Units tie a substantial portion of total compensation to the Company’s future achievement of ROIC performance goals over a three-year performance period with a relative Operating Income Growth modifier (+/-25% of the award earned based on the ROIC achieved) compared to the S&P 500 Industrials Index

-   Aligns the interests of executive officers with those of shareholders by providing a balanced mix of equity compensation tied to Company and individual performance

-   Long-term incentive award size designed to deliver total direct compensation (base salary + annual cash bonus + long-term incentive) generally within a range around the median

-   Actual award of annual Performance Stock Units, Retention Stock Units and Stock Options based on individual and Company performance over the previous year

-   Combined with the Company’s vesting and stock ownership requirements, as well as clawback feature, equity-based awards balance the goals of encouraging sustainable results over time and reward those results with appropriate levels of actual compensation

	- Time-Vested Retention Stock Units (20%)	- Retention Stock Units align awards with stock price performance and encourage executive retention with vesting after a four-year period
	- Stock Options (40%)	- Stock options are tied to future stock price performance and require continued employment for a three-year period for options to fully vest

Other	Perquisites and Other Executive Benefits	- Minimal (see discussion below)	- Provides for the safety and wellness of our executives, and serve other purposes as discussed below
	Deferred Compensation - 401(k) plan non-qualified deferred compensation programs	- See discussion below	- Provides tax-deferred methods for general savings, including for retirement

Executive Compensation Process

The Company’s compensation program is a pay for performance system. As described above, the Company measures its performance against business objectives related to safety, service and financial performance. Management develops the business objectives and presents them to the Board annually in February. After Board approval, the Committee incorporates the objectives into the compensation program with the assistance and advice from the Finance Committee of the Board. The Board monitors the Company’s progress concerning these business objectives during the year. At the end of the year, the Board assesses the Company’s achievement of these objectives. In February, subsequent to the performance year, management presents to the Committee its achievement compared to the business objectives and its relative performance compared to the Peer Group, along with its recommendations for bonus and equity awards.

The Committee reviews and recommends Board approval for the compensation of all NEOs. The CEO provides the Committee with his evaluation of the performance of the other NEOs (excluding himself) and his recommendations for their compensation. The Committee also receives information and recommendations from its independent compensation consultant on matters related to the NEOs’ (including the CEO’s) and other executives’ compensation. The Committee then determines (with advice from the Board, and assistance from its consultant) a bonus and equity award for the Company’s CEO.

For more information on the operation of the Committee, including information on its compensation consultant, see the Compensation and Benefits Committee section on pages 26 and 27 of this Proxy Statement.

Fiscal Year 2016 Actual Total Compensation Mix

A significant portion of the compensation awarded to our CEO and other NEOs, is variable, performance-based compensation and “at-risk.” This is illustrated in the charts below that show the pay mix for Mr. Fritz, our CEO, and for our other NEOs as a group based on the total compensation received by these executives in fiscal 2016 as shown in the Summary Compensation Table.

Named Executive Officer Accomplishments During 2016

In setting the annual bonus for Mr. Fritz, the Committee, along with all the other non-management, independent directors, considered the Company’s 2016 safety, operational and financial performance. During his second year as CEO, Mr. Fritz led the Company’s efforts on resource alignment, productivity and efficiency, while leveraging the strengths of the Company’s rail franchise in the face of significant declines in volume and shifts in business mix (please also refer to the Company’s 2016 Financial and Operating Performance section beginning on page 35).  In addition, the Company’s new strategic productivity initiative gained momentum in 2016. Called “G55 and Zero,” this program aspires to improve the Company's operating ratio to 55% over time, while driving safety incidents to zero. In 2016, senior management leadership continued the development and implementation of the Company’s strategic goals and initiatives that drove approximately $450 million in productivity improvements, with the expectation of further benefits ahead as this multi-year effort works to re-energize the entire organization toward new levels of safety, customer service, financial performance and productivity improvement, and new product and service innovations.

In setting annual bonuses for the other NEOs, the Committee first considered the overall operational and financial performance of the Company in 2016. The Committee considered the CEO’s recommendations for compensation of each of the other NEOs, as well as the responsibilities of each NEO, and their tenure and award levels relative to similarly situated executives in the Peer Group. The Committee also considered the following accomplishments of each of the other NEOs:

Mr. Knight led the ongoing implementation of a financial strategy that focused on shareholder returns despite an economic environment that continued to be challenging. Earnings per share decreased in 2016, to $5.07, primarily reflecting a 7% volume decline. This volume shortfall was at least partially offset by a continued strong focus on pricing gains and cost efficiencies which enabled the Company to achieve an operating ratio of 63.5%, up only 0.4 percentage points from the prior year. Under Mr. Knight’s leadership, the Company’s new strategic productivity initiative “G55 and Zero” drove approximately $450 million in productivity improvements, with a plan for additional financial benefits as the Company continues its focus on this initiative. In an uncertain economic environment, the Company continued to maintain the strong credit profile needed to retain a solid A/A3 credit rating, while optimizing its strong balance sheet and cash allocation.  Debt to EBITDA was 1.9X, compared to 1.7X in the prior year. The Company’s average debt maturity was extended by almost 14% to approximately 16 years, while slightly reducing our effective interest rate to 4.7%. Returns to shareholders included a 10% increase in the quarterly declared dividend for the Fourth Quarter of 2016, reflecting a declared payout ratio of 44.5%. In addition, the Company repurchased 35.1 million shares, which was 4% of total shares outstanding, at a total cost of $3.1 billion and an average price of $88.57 per share. A new authorization was also established for the repurchase of up to 120 million shares over the four years beginning January 1, 2017, reflecting the Company’s consistent focus on enhancing shareholder value over the long-term. In 2016, the Company’s total shareholder return was 36%, versus 12% for the S&P 500.

Mr. Scott led the Operating team’s progress toward the ultimate safety objective of achieving an incident free workplace. During 2016, the Company continued to focus its efforts to reduce risk and eliminate safety-related incidents for employees, customers and the public. The reportable personal injury rate per 200,000 employee hours improved 14% to a best-ever result of 0.75, which for the second year in a row the Company was the best in the rail industry. The reportable derailment rate per million train miles reflects 2.6% improvement to the Company’s best annual rate. Mr. Scott led efforts to enhance the Company's safety strategy and continued to foster a robust safety culture reflected in the peer-to-peer, behavior-based Total Safety Culture, as well as the Courage to Care commitment and the G55 and Zero productivity initiative. Velocity improved 5% to 26.6 mph. Although the Company was challenged by a 7% decline in volume, Mr. Scott led efficiency and productivity gains by rapidly adjusting resources to match business levels. Efficient capital spending minimized the miles of track with speed restrictions due to track condition and resulted in the continued development of a robust track infrastructure. These resource adjustments and productivity initiatives helped the Company match our second lowest ever operating ratio in 2016. Throughout the year, Mr. Scott participated in a comprehensive leadership development and engagement plan with senior management and the Board to support the Company’s leadership development plan.

Mr. Butler led the Marketing and Sales team to implement commercial strategies that enhanced the Company’s leadership position as a transportation and logistics provider. Mr. Butler led the deployment of the commercial strategy, ensuring the team was focused, coordinated, and effective at developing new business and increasing overall customer satisfaction. Despite significant economic and market headwinds during the year, these efforts resulted in profitable volume growth in 2 of the 6 business areas.  Under Mr. Butler's leadership, his team achieved core price growth of $325 million in 2016, and generated over $1.6 billion in business development revenue by winning new and growing existing business. In collaboration with multiple departments, Mr. Butler and his team led resource productivity improvements across the network, which included the new G55 and Zero initiative. He led the Company in creating customer value by expanding services, launching new services, and expanding commercial facilities, resulting in more than 311 industrial development projects. Mr. Butler and his team leveraged our subsidiaries and interline business to drive growth, extend reach, and improve supply chain logistics. Customers acknowledged these efforts by awarding the Company with strong customer satisfaction scores and multiple customer awards.

Since joining the Company in mid-2016, Ms. Ferguson has led the Law Department’s continuing efforts to meet the challenges posed by increasingly complex litigation, regulatory matters and the changing political landscape. Ms. Ferguson and the Law team successfully resolved significant litigation matters, including favorable decisions on notable labor and commercial regulatory matters pending before federal district courts, federal circuit courts of appeals and the U.S. Department of Transportation’s Surface Transportation Board. In support of the Company’s G55 and Zero productivity initiative, the Law Department continued to pursue targeted initiatives to reduce litigation and associated costs along with driving efficiencies and prevention efforts in areas such as safety, regulatory, risk management, environmental and ethics. Ms. Ferguson and the Law team provided legal counsel and leadership on corporate and real estate transactions critical to the success of the Company’s business and strategic plans. Under Ms. Ferguson's leadership, the Law team also continued to lead compliance and risk-reduction initiatives across a wide range of Company activities, protecting Company and shareholder interests.

Ms. Duren served two roles for the Company, as Corporate Secretary and as Executive Vice President and Chief Administrative Officer overseeing the Company’s Human Resources, Strategic Planning and Executive Services teams. As Corporate Secretary, Ms. Duren led activities designed to maintain the Company’s continued adherence to the highest standards of corporate governance by fostering strong Board communication and adherence to the Company’s Corporate Governance Guidelines and Policies. In particular, Ms. Duren managed the relationship between the Company and the Board and ensured that Board materials and meeting agendas appropriately considered issues identified as priorities by the Board and the Company’s senior leadership, including strategic planning, risk management, recent leadership transitions and succession planning. Ms. Duren coordinated the Company’s director search efforts to include more diverse candidates in the composition of the Board.  Under her leadership as Executive Vice President and Chief Administrative Officer, Ms. Duren led the continued development of a robust strategic planning process. Ms. Duren has strengthened the Company’s strategic planning process focusing on key strategic topics, including global trade flows, energy outlook, demographic changes and migration, regulation and the competitive landscape, along with certain aspects of the G55 and Zero productivity initiative. In her oversight of the Company’s Human Resources team, Ms. Duren led the development of an all-employee engagement survey, which provided valuable insight and action plans for continued organizational growth. Under Ms. Duren’s guidance, the Company has continued to attract, develop and engage quality employees that led to increasing diversity as well as enhancing employee development and leadership. Ms. Duren also worked to preserve and enhance the Company’s Heritage assets to ensure value creation now and in the future.

Base Salary

The CEO reviews base salaries and prior year performance and accomplishments for the other NEOs and recommends a base salary for the coming year for each. The Committee considers and evaluates these base salary recommendations. Among many considerations, the Committee primarily considers: (i) the executive’s position and responsibility in the organization, (ii) the executive’s experience and expertise, (iii) Company performance, (iv) individual accomplishments and job performance during the year, (v) Peer Group pay data, (vi) internal benchmarking relative to the Company’s pay structure, and (vii) current salary. In making salary recommendations to the Board of Directors, the Committee exercises subjective judgment in evaluating all factors and applies no specific weights to the above factors. The Committee alone, with input from its compensation consultant and the Board’s review of CEO performance, assesses and determines the base salary of the CEO for subsequent Board approval.

In February 2016, the Committee reviewed and considered the achievement of the Company’s business objectives for the prior year. As a result of Company performance in 2015, there were no salary increases recommended except for Mr. Scott.  Mr. Scott received a salary increase for 2016 in order to account for his level of duties and responsibility and to more closely align his salary with his peers.

2015/2016 Salary Versus Peer Group

Name	2015 Salary	Increase for 2016	2016 Salary	vs. Peer Group	Increase for 2017	2017 Salary
Lance M. Fritz	$1,000,000	0%	$1,000,000	Below 25P	10%	$1,100,000
Robert M. Knight, Jr.	575,000	0%	575,000	25P - 50P	2%	589,000
Cameron A. Scott	425,000	9%	464,000	Below 25P	7%	496,000
Eric L. Butler	485,000	0%	485,000	Below 25P	2%	497,000
Rhonda S. Ferguson (1)	--	--	400,000	Below 25P	10%	440,000
Diane K. Duren (2)	485,000	0%	485,000	Below 25P	0%	485,000

__________________

(1)	Ms. Ferguson was elected Executive Vice President and Chief Legal Officer of the Company on July 1, 2016, and received six months of her 2016 salary.
(2)	Ms. Duren retired on February 28, 2017.

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Annual Cash Bonus

Annual cash bonuses link a significant portion of the executive’s Total Cash Compensation to specific annual Company results and also to individual contributions to Company performance. We do not establish a target performance formula for any of our executives, including the NEOs. Although we communicate specific business objectives to the Company as a whole based on the annual operating plan developed by management and presented to the Board, these business objectives do not exclusively determine executive bonuses. Instead, the Committee uses these business objectives to determine an overall funding level without using formulas or assigning specific weight to any one objective. The Committee established this year’s funding level by considering competitive compensation and the Company’s success in achieving its business objectives, as well as other qualitative factors. The Committee determines individual bonus awards for each NEO on a subjective basis, taking into account Company and individual performance. The Committee believes this is an effective way to reinforce the Company’s pay-for-performance philosophy, as annual bonuses are based upon (i) the Company’s performance and (ii) the individual executive’s performance during the period. In prior years, this subjective process has resulted in the annual cash bonus ranging from zero for all NEOs to an amount that significantly exceeds the executive’s base salary.

The following graph sets forth the amount of average annual cash bonus reported for the NEOs for the applicable performance year versus the Company’s EPS as reported in accordance with GAAP.

(1)	Represents the average annual cash bonus reported for the NEOs for the applicable Performance Year.
(2)	Diluted EPS is net income divided by our weighted average common stock outstanding, assuming dilution. Years 2009-2014 have been adjusted for the Company’s June 6, 2014, two-for-one stock split.
(3)

For Performance Years 2012, 2013 and 2014, the Company had a separate chairman and CEO, who each received bonuses.  The lighter shaded area represents the difference of how the bonus received by the Chairman contributed to the average.

__________________

When determining individual annual bonuses, the Committee considers the individual performance of the NEO as well as competitive compensation of the Company’s Peer Group. Depending primarily on the position of the NEO, Company-level performance and individual performance, this process generally results in between half and three-quarters of an executive’s potential cash compensation being at-risk. At the end of the year, the CEO reviews corporate, operational and individual accomplishments and job performance for the other NEOs (which, for 2016 are as described above under the Named Executive Officer Accomplishments section), and provides the Committee an annual cash bonus recommendation for each NEO other than himself. The Committee considers these recommendations as part of its subjective assessment of each NEO, and may make adjustments, in its discretion, applying no specific weight to any one factor. The Committee, with input from its consultant and the review of the evaluations of the CEO by the independent, non-management members of the Board, alone assesses and determines the bonus for the CEO. The annual bonuses for all NEOs are then recommended to the Board for approval.

2016 Total Cash Compensation Versus Peer Group

Name	2016 Bonus	2016 Salary	Total 2016 Cash Comp	vs. Peer Group
Lance M. Fritz	$1,850,000	$1,000,000	$2,850,000	25P - 50P
Robert M. Knight, Jr.	1,275,000	575,000	1,850,000	Above 75P
Cameron A. Scott	815,000	464,000	1,279,000	25P - 50P
Eric L. Butler	780,000	485,000	1,265,000	25P - 50P
Rhonda S. Ferguson (1)	420,000	200,000	620,000	Below 25P
Diane K. Duren (2)	770,000	485,000	1,255,000	50P - 75P

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(1)

Ms. Ferguson was elected Executive Vice President and Chief Legal Officer of the Company on July 1, 2016, and received six months of her 2016 salary of $400,000. In addition, Ms. Ferguson received a $300,000 signing bonus.

(2)	Ms. Duren retired on February 28, 2017.

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Long-Term Incentive Compensation

The components of long-term incentive compensation are:

•	performance stock units, which are earned based on ROIC over a three-year period, subject to an Operating Income Growth modifier, and vest at the end of the three-year performance period;
•	retention stock units, which vest in full after a four-year period; and
•

stock options, with an exercise price based on the closing price of our stock on the date of grant (for a discussion of Company stock option grant practices, see page 40) and that vest one-third each year over a three-year period.

The Committee generally seeks to award long-term incentives with grant date fair values that range between 50% and 70% of each NEO’s Total Direct Compensation. In setting the size of long-term incentive awards, the Committee considers the individual performance of the NEO as well as the Total Direct Compensation of the Company’s Peer Group. The CEO recommends to the Committee an aggregate value of long-term incentive awards for each of the NEOs (other than himself, a determination reserved for the Committee, taking into account advice from its compensation consultant and the Board’s evaluation of the CEO). The Committee considers these recommendations and determines the final amounts awarded to each NEO. The Committee may vary the mix of each component of equity compensation to some degree depending on Company and individual performance and retention risk regarding an executive.

The long-term incentive awards granted by the Committee in February 2016 reflected the Committee’s desire to provide long-term incentive compensation to ensure the continued efforts of the NEOs to meet the long-term goals and strategic plans of the Company and to align this element of their compensation with the long-term interests of the Company’s shareholders. The annual long-term incentive program grants for the NEOs in 2016 included the following targeted mix of equity compensation based on grant date fair value: 40% performance stock units, 20% retention stock units and 40% stock options. The long-term incentive awards for the NEOs and a description of the terms of these awards are set forth on pages 57 and 58 in the Grants of Plan-Based Awards in Fiscal Year 2016 Table and accompanying narrative discussion.

Performance Stock Units

In February 2016, the Committee awarded the NEOs performance stock units that are payable based on the attainment and certification of annual ROIC, as adjusted, for a three-year period (Performance Period) and also added a relative Operating Income Growth modifier (+/-25% of the award earned based on the ROIC achieved) compared to the S&P 500 Industrials Index.

We define ROIC as net operating profit after taxes, divided by average invested capital. The Committee may adjust ROIC to reflect the effect of special transactions or events, such as excluding the impact of significant gains on sales of real estate, tax adjustments, accounting charges, or reclassifications. The Committee selected ROIC because it is one of our key measurements that indicate success in making long-term capital investment decisions that improve financial and operational performance and increase shareholder value. In addition, the Board emphasizes ROIC as a key focus area for the Company. The table below identifies the ROIC performance criteria for the outstanding performance stock unit grants:

Performance Period	ROIC Threshold	ROIC Target	ROIC Maximum
2014 – 2016	12.0%	14.0%	15.0%
2015 – 2017	13.0%	15.5%	16.3%
2016 – 2018	11.0%	13.0%	14.0%

The performance stock units generally vest three years from the date of grant subject to the achievement of the ROIC performance criteria. Performance stock units that are earned during any year of the Performance Period will be paid out in shares of our common stock at the end of the Performance Period and are not subject to any further performance criteria. At the end of year one of the Performance Period, the executive may earn up to one-third of the target number of performance stock units granted to him or her based on the first year of ROIC performance achieved. At the end of year two, the executive may earn additional performance stock units up to a total of two-thirds of the target number of performance stock units granted to such executive based on the average of the first two years of ROIC performance achieved.

During year three of the Performance Period, the executive may earn up to two times the target number of performance stock units (less any units earned in years one and two) granted to that executive based on the average annual ROIC performance achieved over all three years of the program. In addition to ROIC, the actual number of stock units earned in the third year of the Performance Period will be adjusted up or down by a percentage not to exceed 25% (subject to a maximum of two times the target number of stock units granted) based on the Company’s Operating Income Growth (“OIG”) over the Performance Period as compared to the OIG of the companies in S&P 500 Industrials Index.

If the Company does not meet the threshold ROIC level in any year, executives will not earn any performance stock units in that year. The Company will pay or accrue dividend equivalents between the time performance stock units are earned and the payment date. The Company does not pay dividend equivalents on unearned performance stock units. The threshold, target and maximum number of performance stock units that may be earned by each NEO is set forth on page 57 in the Grants of Plan-Based Awards in Fiscal Year 2016 table.

For the performance stock units granted since 2006, the Committee certified the ROIC results as shown in the graph below.

Performance stock units earned under each of the 2014, 2015 and 2016 grants for each of the NEOs are included as Earned Performance Stock Units in the Stock Awards column of the Outstanding Equity Awards at 2016 Fiscal Year-End Table on page 59. The table below summarizes how the performance stock units granted in 2014, 2015 and 2016 were earned to date.

Performance Period	Average ROIC	Percent of Target Achieved to Date	Percent of Target Earned (1)
2014 – 2016	14.4%	+40%	140% of the target number of stock units
2015 – 2017	13.5%	(40)%	60% of 2/3 of the target number of stock units
2016 – 2018	12.7%	(10)%	90% of 1/3 of the target number of stock units

__________________

(1)	Years one and two of each Performance Period are capped at 1/3 and 2/3, respectively, of the target number of stock units granted and are subject to continued employment throughout the 49

Performance Period. Amounts earned at the conclusion of the Performance Period may be different depending on future years’ performance.

__________________

The Committee awarded the NEOs performance stock units again in 2017 with new ROIC performance targets and subject to a relative Operating Income Growth modifier, which can increase or decrease payment by up to 25% of the stock units earned. The 2017 Long Term Plan will continue to be capped at 200%.

Retention Stock Units

Retention stock awards typically provide for vesting in full after a four-year period of continued service. Executives holding retention stock units have the right to receive a cash payment equivalent to dividends in such amounts as dividends are paid on our common stock. The Company delays payment of retention stock units to a NEO who is also a “covered employee” for purposes of Section 162(m) of the Internal Revenue Code (Code) if the Company anticipates that such payment, if made, would not be deductible due to the application of Section 162(m) of the Code. In that case, payment is delayed until the first taxable year in which the Company anticipates its tax deduction would no longer be limited by Section 162(m) of the Code.

Stock Options

Stock option awards provide that stock options become fully exercisable only if the executive remains an employee through a three-year vesting period. One-third of each stock option grant vests each year over the three-year vesting period.

2017 Long-Term Incentive Awards

In February 2017, the Committee reviewed and considered the Company’s safety, service, and financial performance discussed above under the section captioned 2016 Financial and Operating Performance Achievements, as the primary factor in determining each NEO’s annual long-term incentive awards. In addition, the Committee took into consideration each NEO’s responsibilities, performance and accomplishments during the year, tenure, and award levels relative to the Peer Group as discussed above in the subjective assessment of each NEO under the Named Executive Officer Accomplishments section. The Committee awarded each NEO the long-term incentive awards as shown in the table below.

For long-term incentive awards beginning in 2017, the Committee reevaluated the equity compensation mix making the majority of our long-term incentive compensation performance-based. The Committee awarded each NEO a long-term incentive award, based on grant date fair value, consisting of 50% performance stock units, 40% stock options and 10% retention stock units.

2017 Long-Term Incentive Awards

	Total Grant		Retention
	Date Fair	Stock	Stock	Performance Stock Units
	Value of	Options	Units		Target
	2017	(40% of	(10% of		(50% of
Name	LTI Award	LTI Award)	LTI Award)	Threshold	LTI Award)	Maximum
Lance M. Fritz	$8,000,000	175,899	7,456	18,641	37,281	74,562
Robert M. Knight, Jr.	3,100,000	68,163	2,890	7,224	14,448	28,896
Cameron A. Scott	1,600,000	35,181	1,492	3,729	7,458	14,916
Eric L. Butler	1,600,000	35,181	1,492	3,729	7,458	14,916
Rhonda S. Ferguson	1,000,000	21,990	932	2,331	4,662	9,324
Diane K. Duren (1)	0	0	0	0	0	0

(1)Ms. Duren retired on February 28, 2017.

___________________

Other Compensation

Perquisites

The Committee reviews perquisites periodically for both appropriateness and effectiveness. Key executives, including the NEOs, receive tax and financial counseling services and personal excess liability coverage. In 2016, the Committee eliminated the requirement for the CEO to use Company aircraft for all air travel and set a limitation for personal flights at $90,000 for the CEO and $45,000 for the other NEOs. Executives will pay for any personal flights beyond these limits. Income is imputed to the CEO and NEOs for personal travel below the limits without tax gross-ups. All use of Company aircraft must be approved in advance by the CEO.

The value of perquisites provided to the NEOs by the Company is not a significant portion of each of the NEOs’ compensation on an annual basis. Due to the relatively low cost to the Company of these perquisites, combined with the policy regarding use of Company aircraft, the Committee does not consider perquisites in its analyses of Total Direct Compensation for the CEO and the other NEOs.

Deferred Compensation

The Committee, pursuant to its charter, is responsible for oversight of our deferred compensation arrangements. Management and the Committee believe that deferred compensation arrangements are important benefits that contribute to the Company’s competitive compensation arrangements and help attract and retain executives. The Company’s deferred compensation programs allow for elective deferrals of (i) salary, (ii) bonus (iii) performance stock units, and (iv) retention stock units, which accrue earnings during the deferral period as described on page 65. These deferrals are not funded and there are no mechanisms in place (such as insurance or trusts) to protect the executives from any inability of the Company to pay these amounts in the future. More detailed descriptions of the features of our non-qualified deferred compensation plans begin on page 64. In addition to these non-qualified deferred compensation benefits, the Company allows its executives to participate in its tax qualified 401(k) plan on terms and conditions similar to the Company’s other employees.

Pension Plan and Supplemental Pension Plan

The Company sponsors a tax-qualified defined benefit Pension Plan and a non-qualified excess Supplemental Pension Plan. Management and the Committee believe that the defined benefit Pension Plan and the Supplemental Pension Plan (with respect to our executives, including the NEOs) provide employees with a competitive retirement benefit. The Company offers the Supplemental Pension Plan to allow executives to receive pension benefits for compensation and benefits that exceed government imposed limits applicable to defined benefit plans and to allow for the inclusion of compensation that has been deferred, which cannot be included as compensation under the defined benefit Pension Plan. Benefit amounts are based on the employee’s years of service, salary, bonus and age. More detailed descriptions of the Pension Plan and Supplemental Pension Plan are set forth on pages 62 and 63.

Other Policies and Considerations

Change-in-Control Arrangements

The NEOs do not have individual severance agreements or employment agreements with the Company. In November 2000, the Board adopted the Union Pacific Corporation Key Employee Continuity Plan (the Continuity Plan). The purpose of the Continuity Plan is to assure the smooth transition of management and effective operation of the Company in the event of a change-in-control by providing (i) sufficient economic security to allow key executives to focus on overall shareholder value without concern about personal financial interests and (ii) severance benefits in the event their employment with the Company is terminated within two years following a change-in-control.

The Continuity Plan provides severance benefits to certain senior level executives, including the NEOs, in the event (i) a change-in-control occurs and (ii) the covered executive is involuntarily terminated or constructively discharged within two years following the change-in-control. This two-step requirement will allow the new controlling party to retain certain executives and terminate others with the obligation to provide the benefits set forth in the Continuity Plan. Severance benefits are the same for all covered executives, except for the multiple used to determine the executive’s lump-sum severance payment. The lump-sum severance payment is equal to three times the sum of base salary plus the average of the annual bonus payments earned in the three most recent calendar years for Mr. Fritz and two times this sum for each of Messrs. Knight, Scott, Butler, Ms. Ferguson and Ms. Duren. The Committee determined these multiples based upon competitive practices at the time the plan was adopted. At its February 2014 meeting, the Committee recommended, and the Board approved, an amendment of the Continuity Plan to remove the excise tax gross-up. As a result, none of the Company’s executives, including the NEOs, are eligible to receive any excise tax gross-up on any severance payment received under the Continuity Plan.

In September 2003, the Board adopted the Union Pacific Corporation Policy Regarding Shareholder Approval of Future Severance Agreements (Severance Policy). Under this Severance Policy, the Company agreed not to enter into a future severance agreement with a senior executive that provides for benefits in an amount generally exceeding 2.99 times salary plus bonus unless such agreement is approved by a vote of our shareholders.

Payments and certain severance benefits for the NEOs upon a change-in-control, as well as a description of the Continuity Plan are set forth on pages 68 through 70.

Deductibility of Performance-Based Compensation

The Committee has, where it deemed appropriate, taken steps intended to preserve the deductibility of performance-based compensation to the CEO and certain executive officers. In order to allow for deductibility under Section 162(m) of the Code, annual bonus and performance stock unit awards are subject to operating income criteria (as defined under the programs) and, together with stock options, are granted under a plan that is intended to satisfy the requirements of Section 162(m) of the Code for performance-based compensation. In order to allow for tax deductibility of the annual cash bonus, the Company’s shareholder-approved bonus plan provides that the maximum amount payable to the CEO with respect to any year may not exceed 0.25% of Operating Income (as defined in the plan) for that fiscal year and may not exceed 0.15% of Operating Income for that fiscal year in the case of any other executive. However, because there are uncertainties as to the application of regulations under Section 162(m) of the Code, it is possible that the Company’s deductions may be challenged or disallowed. Accordingly, there is no certainty that elements of compensation discussed in this Proxy Statement will in fact be deductible by the Company. Further, the Committee retains discretion to award compensation that is not deductible under Section 162(m) of the Code. Non-performance-based compensation, such as salary, taxable perquisites and other taxable compensation for the CEO and other NEOs (excluding the CFO in accordance with Section 162(m) of the Code), is deductible up to $1.0 million in any year.

Peer Group Companies and Benchmarking

The Committee benchmarks salary, Total Cash Compensation and Total Direct Compensation for the NEOs against competitive market information. To assess competitive market information, the Committee looks primarily to pay data from the proxy statements of the Company’s Peer Group. The proxy information reviewed by the Committee consists of comparable data for the CEO and CFO positions and the next three highest paid individuals at each Peer Group company. The Committee also reviews relevant data provided by FW Cook, the Committee’s compensation consultant, for purposes of evaluating the compensation for the Chairman.

As discussed above, the Committee generally seeks to establish base salaries below the median of the Peer Group, reflecting the Committee’s philosophy that a greater proportion of the cash component of the executives’ compensation should be incentive-based. The Committee generally targets a range around the median of the Peer Group for Total Cash Compensation and Total Direct Compensation. Then, if Company performance objectives are met, the Committee generally determines compensation within that range based upon relative and individual performance. Total Direct Compensation and Total Cash Compensation may be greater or less than targeted percentiles, depending upon whether and to what degree the Company achieves its business objectives (as described above). Other factors considered in setting compensation levels may include the individual performance of each NEO and his or her position relative to the Company’s current internal pay structure or changes in personnel or compensation at the Peer Group companies. In addition, the Committee particularly focuses on competitive pay for railroad executives within the Peer Group and the performance of other comparable railroads. In comparing the executive positions with comparable positions at companies within the Peer Group, the Committee and FW Cook review and consider any adjustments that may be required to account for significant differences in tenure or functional responsibilities.

In 2016, the Peer Group consisted of the following 17 companies listed below, which reflects one change from the Peer Group used in 2015. Time Warner Cable was removed from the Peer Group due to its acquisition by Charter Communications.

3M	Altria Group	Canadian National
Canadian Pacific	CSX	Deere & Co.
Du Pont (El) De Nemours	Exelon	FedEx
General Dynamics	Halliburton	Honeywell International
Medtronic	Norfolk Southern	Raytheon
Southern Co.	UPS

The Committee selected this Peer Group with the assistance of its compensation consultant, FW Cook, after considering U.S. based public companies in the same Global Industry Classification System (GICS) Industry Group with comparable revenues and market capitalization and other U.S.-based public companies with comparable (i) revenues, (ii) operating income, (iii) total assets, (iv) market capitalization and (v) employees, while excluding pharmaceuticals, high-tech, insurance and financial services companies. These comparative financial measures and the number of employees for the 2016 Peer Group are summarized below.

	Peer Group		Union Pacific
	Median	75th Percentile	Company Data	Percentile Rank
Net Revenue	$24,594	$31,353	$19,941	38th
Operating Income	$3,955	$5,467	$7,272	94th
Total Assets	$39,964	$54,146	$55,718	78th
Market Capitalization	$45,381	$85,837	$74,421	72nd
Employees	50,000	98,017	42,919	43rd

__________________

Dollars in millions. Median/Percentiles determined by FW Cook using Standard & Poor’s Capital IQ Service, Form 8-K filings and Peer Group company information. The financial information provided above is derived from data as of fiscal year ending December 31, 2016, except for Southern Co. (quarter ending September 2016), Deere & Co. and Medtronic (quarter ending October 2016) and FedEx (quarter ending November 2016). Market Capitalization is a 12-month average as of December 31, 2016.

__________________

Compensation Committee Report

The Committee reviewed and discussed with management the CD&A and, based on that review and discussion, the Committee recommended to the Board of Directors that the CD&A be included in the Company’s 2017 Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2016.

The Compensation and Benefits Committee

Erroll B. Davis, Jr., Chair

Andrew H. Card, Jr.

David B. Dillon

Steven R. Rogel

Jose H. Villarreal

2014 Stock Split

On June 6, 2014, we completed a two-for-one stock split, effected in the form of a 100% stock dividend. The stock split entitled all shareholders of record at the close of business on May 27, 2014 to receive one additional share of our common stock for each share of common stock held on that date. The outstanding stock and option awards shown in the tables that follow are adjusted to reflect the stock split.

Summary Compensation Table

The following table provides a summary of compensation awarded to, earned by or paid to the NEOs, including salary, bonus, the value of stock awards and option awards and other compensation for 2016, 2015 and 2014.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (a)	Option Awards (b)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (c)	All Other Compensation (d)	Total Compensation (e)
Lance M. Fritz	2016	$1,000,000	$1,850,000	$4,200,120	$2,800,032	$1,686,329	$106,656	$11,643,138
Chairman,	2015	966,000	2,000,000	3,600,488	2,400,008	980,911	139,220	10,086,627
President & CEO	2014	629,643	1,750,000	1,500,428	1,000,083	1,429,723	29,551	6,339,428
Robert M. Knight, Jr.	2016	575,000	1,275,000	1,800,095	1,200,024	957,309	110,813	5,918,240
EVP & Chief	2015	566,167	1,350,000	1,860,195	1,240,037	640,555	107,934	5,764,888
Financial Officer	2014	519,500	1,600,000	5,680,192	1,120,055	3,331,030	137,835	12,388,612
Cameron Scott	2016	457,500	815,000	900,198	600,029	1,211,403	17,901	4,002,031
EVP & Chief	2015	416,667	860,000	540,172	360,058	735,600	8,031	2,920,528
Operating Officer	2014	342,610	696,000	306,460	204,109	859,571	8,229	2,416,979
Eric L. Butler	2016	485,000	780,000	900,198	600,029	975,852	25,037	3,766,116
EVP & Chief	2015	477,500	830,000	930,343	620,052	1,282,151	15,250	4,155,296
Administrative Officer (f)	2014	435,333	975,000	4,750,305	500,102	1,756,128	24,760	8,441,628
Rhonda S. Ferguson	2016	200,000	720,000	400,017	0	0	59,746	1,379,763
EVP & Chief	2015	--	--	--	--	--	--	--
Legal Officer (g)	2014	--	--	--	--	--	--	--
Diane K. Duren	2016	485,000	770,000	900,198	600,029	935,141	19,980	3,710,348
Retired SVP &	2015	477,500	790,000	930,343	620,052	902,675	22,763	3,743,333
Corporate Secretary (h)	2014	435,333	925,000	4,750,305	500,102	1,922,640	38,024	8,571,404

__________________

(a)

Amounts reported in the Stock Awards column reflect grant date fair value as calculated in accordance with FASB ASC Topic 718, including performance stock units, which are valued based on target performance achieved. Refer to the Grants of Plan-Based Awards Table on page 57 for the separate grant date fair values of the retention stock units and performance stock units granted in 2016. The grant date fair value is calculated on the number of stock units and performance stock units at target multiplied by the closing stock price on the date of grant.

Dividend equivalents that accrue or are payable on retention stock units and earned performance stock units are reflected in the grant date fair value of such awards and, therefore, pursuant to SEC rules, are not separately reported in the Summary Compensation Table when actually paid to the NEOs. The maximum value of performance stock units for 2016 for Mr. Fritz is $5,600,110, for Mr. Knight is $2,400,177, for Mr. Scott is $1,200,315, for Mr. Butler $1,200,315 and for Ms. Duren is $1,200,315.  Ms. Ferguson did not receive performance stock units as she was elected on July 1, 2016.

(b)

Amounts reported in the Option Awards column reflect grant date fair value as calculated in accordance with FASB ASC Topic 718. The following table shows the assumptions used to calculate the grant date fair value of Option Awards.

	2016	2015	2014
Risk-free interest rate	1.25%	1.33%	1.56%
Dividend yield	2.9%	1.8%	2.1%
Expected life (years)	5.1	5.1	5.2
Volatility	23.22%	23.35%	29.96%
Grant date fair value per option of options granted	$11.36	$22.30	$20.18

(c)

The amounts reported are the aggregate change in the actuarial present value of the accumulated benefit under the Company’s Pension Plan and Supplemental Pension Plan. The pension values fluctuate due to changes in the discount rate, discount period, and the value of the accrued annual pension benefit for each NEO. If the discount rate and discount period assumptions had not changed, the increase in the present value of the accrued annual pension benefit would have been $1,408,712 for Mr. Fritz, $227,359 for Mr. Knight, $979,194 for Mr. Scott, $561,543 for Mr. Butler, and $601,593 for Ms. Duren.  These assumption changes have no impact on the actual pension benefits payable under the Company’s defined benefit pension plans.

(d)	The following table provides a summary of the All Other Compensation column that includes all perquisites.

[Space Intentionally Left Blank]

Summary of All Other Compensation

		Perquisites
Name and Principal Position	Year	Use of Corporate Assets (x)	Tax and Financial Counseling Services	Excess Liability Premium	Tax Reimburse- ments (y)	Company- Matched Thrift Plan Contributions	Relocation (z)	Total All Other Compensation
Lance M. Fritz	2016	$63,753	$3,500	$1,067	$8,336	$30,000	$0	$106,656
Chairman,	2015	94,393	14,922	925	0	28,980	0	139,220
President & CEO	2014	146	9,592	925	0	18,889	0	29,552
Robert M. Knight, Jr.	2016	9,170	15,000	1,067	68,326	17,250	0	110,813
EVP & Chief	2015	2,910	50,047	925	37,067	16,985	0	107,934
Financial Officer	2014	0	26,797	925	94,529	15,585	0	137,836
Cameron Scott	2016	11,229	0	1,067	0	5,605	0	17,901
EVP & Chief	2015	0	0	925	0	7,106	0	8,031
Operating Officer	2014	0	0	925	0	7,304	0	8,229
Eric L. Butler	2016	9,420	0	1,067	0	14,550	0	25,037
EVP & Chief	2015	0	0	925	0	14,325	0	15,250
Administrative Officer	2014	9,454	1,321	925	0	13,060	0	24,760
Rhonda S. Ferguson	2016	8,360	9,878	0	0	0	41,508	59,746
EVP & Chief	2015	--	--	--	--	--	--	--
Legal Officer	2014	--	--	--	--	--	--	--
Diane K. Duren	2016	0	3,940	1,067	648	14,325	0	19,980
Retired SVP &	2015	0	2,950	925	4,563	14,325	0	22,763
Corporate Secretary	2014	11,874	12,165	925	0	13,060	0	38,024

(x)

The aggregate incremental cost for use of corporate aircraft is computed by multiplying the variable cost per air mile by the number of miles used for travel other than for Company business (including empty plane miles). The variable cost per air mile is the cost incurred for flying the plane divided by the number of miles flown. Costs may include jet fuel, catering, or pilot personal expenses.

(y)

The Company reimburses employees for certain nonresident state income taxes because of their travel on Company business. The reimbursement covers only the incremental cost of these nonresident taxes. The amounts shown in the table reflect additional federal and state taxes paid for the applicable executive. The Company does not consider this a perquisite and does not gross-up or pay any state income taxes that the employees incur in their normal work locations.

(z)

In 2016, Ms. Ferguson relocated to Omaha, Nebraska from Solon, Ohio.  The Company's relocation package elements include monetary allowances and moving services to help employees relocate. The packages are designed to meet the business needs of the Company and the personal needs of employees and their families. Relocation packages apply to all nonagreement employees, based on set criteria such as distance and duration of the assignment, destination for the assignment, family size, and other needs as applicable.

(e)	For comparison purposes, refer to the 2016 Total Direct Compensation Versus Peer Group Table on page 38, which provides a summary of the total compensation approved by the Committee for 2016.
(f)

Mr. Butler was elected Executive Vice President and Chief Administrative Officer on December 1, 2016, and was elected Corporate Secretary on February 3, 2017.  Prior to December 1, 2016, Mr. Butler was Executive Vice President and Chief Marketing Officer.

(g)	Ms. Ferguson was elected Executive Vice President and Chief Legal Officer on July 1, 2016.
(h)

Ms. Duren was Executive Vice President, Chief Administrative Officer and Corporate Secretary until December 1, 2016.  She remained at the Company as Senior Vice President and Corporate Secretary until February 3, 2017, and then as Senior Vice President until her retirement on February 28, 2017.

__________________

Grants of Plan-Based Awards in Fiscal Year 2016

The following table sets forth additional information concerning Stock Awards and Option Awards reported in the Summary Compensation Table as part of the NEOs’ compensation for 2016.

Name and Principal	Grant		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option
Position	Date	Award Type	Threshold	Target	Maximum	or Units	Options	(a)	Awards (b)
Lance M. Fritz	2/4/2016	Performance Stock Units	18,539	37,077	74,154				$2,800,055
Chairman,	2/4/2016	Retention Stock Units				18,539			1,400,065
President & CEO	2/4/2016	Stock Options					246,447	$75.52	2,800,032
Robert M. Knight, Jr.	2/4/2016	Performance Stock Units	7,946	15,891	31,782				1,200,088
EVP & Chief	2/4/2016	Retention Stock Units				7,945			600,006
Financial Officer	2/4/2016	Stock Options					105,621	$75.52	1,200,024
Cameron A. Scott	2/4/2016	Performance Stock Units	3,974	7,947	15,894				600,157
EVP & Chief	2/4/2016	Retention Stock Units				3,973			300,041
Operating Officer	2/4/2016	Stock Options					52,812	$75.52	600,029
Eric L. Butler	2/4/2016	Performance Stock Units	3,974	7,947	15,894				600,157
EVP & Chief	2/4/2016	Retention Stock Units				3,973			300,041
Administrative Officer	2/4/2016	Stock Options					52,812	$75.52	600,029
Rhonda S. Ferguson	2/4/2016	Performance Stock Units	--	--	--				--
EVP & Chief	7/1/2016	Retention Stock Units				4,580			400,017
Legal Officer	2/4/2016	Stock Options					--	$--	--
Diane K. Duren	2/4/2016	Performance Stock Units	3,974	7,947	15,894				600,157
Retired SVP &	2/4/2016	Retention Stock Units				3,973			300,041
Corporate Secretary	2/4/2016	Stock Options					52,812	$75.52	600,029

__________________

(a)	The Exercise Price is the closing price of our common stock on February 4, 2016, the date of grant.
(b)

Amounts reported reflect grant date fair value as calculated in accordance with FASB ASC Topic 718. Performance Stock Units are valued based on target performance achieved. Refer to Footnote (b) to the Summary Compensation Table on page 55 for the assumptions made in calculating the grant date fair value of Stock Options.

__________________

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Annual bonuses are awarded under the Executive Incentive Plan, which allows the Committee to establish performance objectives annually in order to adjust to the changing business climate; provided that annual bonuses may not exceed 0.25% of operating income for the CEO or 0.15% of operating income for each other “covered employee” who is subject to Section 162(m) of the Code. The Committee determines bonuses for the NEOs by evaluating a combination of corporate and individual performance, as more fully described beginning on page 46 of the CD&A.

On February 4, 2016, the Committee granted performance stock units, retention stock units and stock options to each of the NEOs. Performance stock units actually earned will be subject to continued employment through February 4, 2019, and the attainment of pre-established levels of annual ROIC for a three-year performance period covering fiscal years 2016 through 2018. The level of ROIC achieved each fiscal year determines the number of stock units earned. At the end of year one of the performance period, the executive may earn up to one-third of the target number of stock units granted based on the first year of ROIC performance achieved. At the end of year two, the executive may earn additional stock units up to a total of two-thirds of the target number of stock units granted based on the average of the first two years of ROIC performance achieved. During year three of the performance period, the executive may earn up to two times the target number of stock units awarded in the grant (less any units earned in years one and two) based on the average of all three years of ROIC performance achieved. Beginning in 2016, the Committee added a relative Operating Income Growth modifier (+/-25% of the award earned based on the ROIC achieved) compared to the S&P 500 Industrials Index. If the Company does not meet the threshold ROIC level, executives are not entitled to any payout of their performance stock units. Prior to the satisfaction of the ROIC performance criteria, the Company does not pay dividend equivalents on the performance stock units.

Performance stock units that have been earned over the three-year performance period will be paid out in Company common stock after the end of the performance period, subject to the executive’s continued employment. In addition, a participant may elect to defer the payment of the stock units earned and the associated dividend equivalents on those stock units pursuant to the Company’s Deferred Compensation Plan described on page 65.

Stock option grants vest one-third of total each year over a three-year period from the grant date of February 4, 2016. The maximum term of stock options is 10 years. The retention stock units vest in full on February 4, 2020. Stock option grants and retention stock unit grants are subject to continued employment. Vesting or forfeiture of these awards may occur upon termination of employment or a change-in-control as described further below and in the Potential Payments Upon Separation from Service, Change-In-Control or Death or Disability section below.

As part of the February 2016 grants of performance stock units, retention stock units and stock options, the Committee provided for the lapse of the continued employment requirement applicable to the award if an executive attains age 62 with 10 years of service under the Company pension plan, so long as the executive remained employed until September 30 in the year of grant. This same provision was contained in the stock award agreements for non-executive employees.

Retention stock units generally vest after a four-year period of continued service. Executives holding retention stock units have the right to receive a cash payment equivalent to dividends in such amounts as dividends are paid on our common stock. The Company delays payment of retention stock units (which are not performance based) to a NEO who is also a “covered employee” for purposes of Section 162(m) of the Code if the Company anticipates that such payment, if made, would not be deductible due to the application of Section 162(m) of the Code. The shares that are subject to this delayed distribution are reflected below in the Nonqualified Deferred Compensation at 2016 Fiscal Year-End table. The Company delays payment until the first taxable year in which the Company anticipates that the tax deduction would no longer be limited by Section 162(m) of the Code.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table sets forth additional information concerning Option Awards and Stock Awards held by the NEOs as of our most recent fiscal year-end, including awards granted during 2016 and described in the tables above.

	Option Awards				Stock Awards
					Earned Performance Stock Units and Retention Units		Performance Stock Units
Name and Principal Position	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable) (a)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (b)	Market Value of Shares or Units of Stock Held That Have Not Vested (c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (a)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested (c)
Lance M. Fritz	0	246,447	$75.52	2/4/2026	75,921	$7,871,489	101,149	$10,487,128
Chairman,	35,881	71,762	$122.85	2/5/2025
President & CEO	33,044	16,522	$87.56	2/6/2024
	52,614	0	$66.00	2/7/2023
Robert M. Knight, Jr.	0	105,621	$75.52	2/4/2026	99,817	10,349,027	50,843	5,271,402
EVP & Chief	18,539	37,078	$122.85	2/5/2025
Financial Officer	37,008	18,504	$87.56	2/6/2024
	60,618	0	$66.00	2/7/2023
	63,918	0	$57.37	2/2/2022
	36,090	0	$46.80	2/3/2021
Cameron A. Scott	0	52,812	$75.52	2/4/2026	14,716	1,525,755	19,601	2,032,232
EVP & Chief	5,383	10,766	$122.85	2/5/2025
Operating Officer	6,744	3,372	$87.56	2/6/2024
Eric L. Butler	0	52,812	$75.52	2/4/2026	70,468	7,306,122	25,017	2,593,763
EVP & Chief	9,270	18,540	$122.85	2/5/2025
Administrative Officer	16,524	8,262	$87.56	2/6/2024
	22,878	0	$66.00	2/7/2023
	14,064	0	$57.37	2/2/2022
Rhonda S. Ferguson	--	--	--	--	4,580	474,854	--	--
EVP & Chief
Legal Officer
Diane K. Duren	0	52,812	$75.52	2/4/2026	70,468	7,306,122	25,017	2,593,763
Retired SVP &	9,270	18,540	$122.85	2/5/2025
Corporate Secretary	16,524	8,262	$87.56	2/6/2024
	15,252	0	$66.00	2/7/2023
	4,688	0	$57.37	2/2/2022

__________________

(a)

The following table reflects the scheduled vesting dates for all unvested stock options as shown in the Number of Securities Underlying Unexercised Options (Unexercisable) column, unvested stock units as shown in the Number of Shares or Units of Stock Held That Have Not Vested column and unearned performance units as shown in the Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested column in the above table.

Name and Principal Position	Number of Securities Underlying Unexercised and Unvested Options (i)	Option Vest Date	Option Expiration Date	Number of Units of Stock Held That Have Not Vested (ii)	Unearned Performance Units (iii)	Unit Vest Date
Lance M. Fritz	82,149	2/4/2019	2/4/2026	18,539		2/4/2020
Chairman,	82,149	2/4/2018	2/4/2026	9,769		2/5/2019
President & CEO	82,149	2/4/2017	2/4/2026	11,123	63,031	2/4/2019
	35,881	2/5/2018	2/5/2025	5,712		2/6/2018
	35,881	2/5/2017	2/5/2025	7,815	31,263	2/5/2018
	16,522	2/6/2017	2/6/2024	6,970		2/7/2017
				15,993	6,855	2/6/2017
Robert M. Knight, Jr.	35,207	2/4/2019	2/4/2026	7,945		2/4/2020
EVP & Chief	35,207	2/4/2018	2/4/2026	5,047		2/5/2019
Financial Officer	35,207	2/4/2017	2/4/2026	4,767	27,015	2/4/2019
	18,539	2/5/2018	2/5/2025	6,396		2/6/2018
	18,539	2/5/2017	2/5/2025	45,684		2/6/2018
	18,504	2/6/2017	2/6/2024	4,038	16,152	2/5/2018
				8,032		2/7/2017
				17,908	7,676	2/6/2017
Cameron A. Scott	17,604	2/4/2019	2/4/2026	3,973		2/4/2020
EVP & Chief	17,604	2/4/2018	2/4/2026	1,466		2/5/2019
Operating Officer	17,604	2/4/2017	2/4/2026	2,384	13,510	2/4/2019
	5,383	2/5/2018	2/5/2025	1,166		2/6/2018
	5,383	2/5/2017	2/5/2025	1,172	4,690	2/5/2018
	3,372	2/6/2017	2/6/2024	1,288		2/7/2017
				3,267	1,401	2/6/2017
Eric L. Butler	17,604	2/4/2019	2/4/2026	3,973		2/4/2020
EVP & Chief	17,604	2/4/2018	2/4/2026	2,384	13,510	2/5/2019
Administrative Officer	17,604	2/4/2017	2/4/2026	2,524		2/5/2019
	9,270	2/5/2018	2/5/2025	45,684		2/6/2018
	9,270	2/5/2017	2/5/2025	2,856		2/6/2018
	8,262	2/6/2017	2/6/2024	2,019	8,079	2/5/2018
				3,032		2/7/2017
				7,996	3,428	2/6/2017
Rhonda S. Ferguson	--	--	--	4,580		7/1/2020
EVP & Chief
Legal Officer
Diane K. Duren	17,604	2/4/2019	2/4/2026	3,973		2/4/2020
Retired SVP &	17,604	2/4/2018	2/4/2026	2,384	13,510	2/5/2019
Corporate Secretary	17,604	2/4/2017	2/4/2026	2,524		2/5/2019
	9,270	2/5/2018	2/5/2025	45,684		2/6/2018
	9,270	2/5/2017	2/5/2025	2,856		2/6/2018
	8,262	2/6/2017	2/6/2024	2,019	8,079	2/5/2018
				3,032		2/7/2017
				7,996	3,428	2/6/2017

(i)	Reflects a stock option grant that vests one-third of the total each year for three years from the date of grant.
(ii)

Reflects performance stock units granted on February 6, 2014, February 5, 2015 and February 4, 2016 that have been earned, but not yet vested and paid out, and unvested retention stock units as of December 31, 2016.

(iii)

Reflects the maximum amount of performance stock units that may be earned under the grants of performance stock units February 5, 2015 and February 4, 2016. These performance stock units are each subject to a three-year performance period ending December 31, 2017 and December 31, 2018, respectively.

(b)

Dividends paid in 2016 on outstanding stock awards for each of our NEOs were as follows: Mr. Fritz, $145,393; Mr. Knight, $189,391;  Mr. Scott, $22,848; Mr. Butler, $143,519;  Ms. Ferguson, $5,290 and Ms. Duren, $142,189.

(c)	Reflects the closing price per share of the common stock on the last business day of the fiscal year multiplied by the number of shares. The closing price per share was $103.68 on December 31, 2016.

__________________

Option Exercises and Stock Vested in Fiscal Year 2016

The following table shows a summary of the stock options exercised by the NEOs and stock awards that vested during the year.

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise	Value Realized Upon Exercise (a)	Number of Shares Acquired on Vesting (b)	Value Realized Upon Vesting (a)
Lance M. Fritz	0	$0	35,384	$2,629,975
Chairman, President & CEO
Robert M. Knight, Jr.	0	0	40,842	3,035,432
EVP & Chief Financial Officer
Cameron A. Scott	6,484	210,341	6,294	468,474
EVP & Chief Operating Officer
Eric L. Butler	27,068	1,782,893	14,050	1,047,804
EVP & Chief Administrative Officer
Rhonda S. Ferguson	0	0	0	0
EVP & Chief Legal Officer
Diane K. Duren	0	0	14,050	1,047,804
Retired SVP & Corporate Secretary

__________________

(a)

Value Realized Upon Exercise is calculated based upon the difference between the market price of the Company’s common stock at the time of exercise and the exercise price of the options. Value Realized Upon Vesting is calculated based upon the fair market value of the Company’s common stock on the day of vesting times the number of shares vested.

(b)

The number of these stock units that have been deferred under the Company’s Deferred Compensation Plan are: for Mr. Fritz, 7,496 shares, and for Ms. Duren,  1,918 shares. A description of the features of the Company’s Deferred Compensation Program is set forth on page 65.

__________________

Pension Benefits at 2016 Fiscal Year-End

The table below sets forth the estimated present value of accumulated benefits payable under the Company’s defined benefit pension plans to the NEOs upon normal retirement at age 65 based on service and annual earnings (base salary and bonus, as described below) considered by the plans for the period through December 31, 2016. The present value was calculated as of December 31, 2016, based on the benefit at the normal retirement age of 65 paid in the form of a single life annuity. The present value factors used to determine the reported amounts are based on the sex distinct, white collar, Mercer Industry Longevity Experience Study Retiree Table for the Auto, Industrial Goods and Transportation industry group projected using Scale MP2016, and the discount rate as disclosed in Note 6 in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. For purposes of reporting the change in pension value in the Summary Compensation Table, present value factors for the year ended December 31, 2015, were based on the sex distinct, white collar, Adjusted RP2014 Retiree Table projected using Scale MP2015, and the discount rate as disclosed in Note 5 in the Notes to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2015. For both mortality tables, no pre-retirement decrements (i.e., death, disability) were assumed.

Name and Principal Position	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (a)	Payments During Last Fiscal Year
Lance M. Fritz	Basic Plan	16.5000	$545,293	$0
Chairman, President & CEO	Supplemental Plan	16.5000	5,223,196	0
Robert M. Knight, Jr.	Basic Plan	36.5833	1,547,859	0
EVP & Chief Financial Officer	Supplemental Plan	36.5833	11,719,330	0
Cameron A. Scott	Basic Plan	25.5000	857,327	0
EVP & Chief Operating Officer	Supplemental Plan	25.5000	2,980,777	0
Eric L. Butler	Basic Plan	30.6667	1,190,726	0
EVP & Chief Administrative Officer	Supplemental Plan	30.6667	5,598,219	0
Rhonda S. Ferguson	Basic Plan	0.5000	0	0
EVP & Chief Legal Officer (b)	Supplemental Plan	0.5000	0	0
Diane K. Duren	Basic Plan	31.5833	1,240,027	0
Retired SVP & Corporate Secretary	Supplemental Plan	31.5833	5,652,051	0

__________________

(a)

Present values for Messrs. Knight, Butler and Ms. Duren are based on the single life annuity payable at age 65 and include the present values of the joint life benefit (amount payable to the surviving spouse upon participant’s death). As of December 31, 2016, Mr. Fritz and Mr. Scott were not eligible for the surviving spouse benefit.  We do not have a lump-sum payment option under our plans.

(b)	Ms. Ferguson was elected Executive Vice President and Chief Legal Officer on July 1, 2016. A pension benefit is not offered to employees until they obtain at least five years of vesting service.

__________________

Pensions for our NEOs are provided through the Pension Plan for Salaried Employees of Union Pacific Corporation and Affiliates (Basic Plan) and the Supplemental Pension Plan for Officers and Managers of Union Pacific Corporation and Affiliates (Supplemental Plan). The pension benefit formula for both the Basic Plan and the Supplemental Plan is (i) 1.667% of final average compensation times credited service (up to 30 years), plus (ii) 1% of final average compensation times credited service above 30 years (not to exceed 40 years) minus (iii) 1.5% of Social Security or Railroad Retirement benefit times credited service (not to exceed 40 years). The amount of the annual pension benefit from both Plans is based upon final average compensation for the 36 consecutive months of highest regular compensation

(base salary and up to three annual bonus plan awards within the 36-month period) within the 120-month period immediately preceding retirement. Credited service includes the years and months of service as a non-agreement employee and may include certain periods of agreement service or service with an acquired company.

The Supplemental Plan is an unfunded non-contributory plan that, unlike the Basic Plan, provides for the grant of additional years of service and deemed age, for the inclusion of compensation in excess of IRS prescribed limits ($265,000 for 2016) and deferred annual bonuses in the calculation of final average compensation and for any benefit in excess of limitations provided for under Section 415(b) of the Code (for 2016, the lesser of 100% of the executive’s compensation or $210,000). The Committee may grant additional years of service and deemed age credit to any participant as it determines appropriate.

Under both the Basic Plan and the Supplemental Plan, an executive’s age and vesting service upon termination of employment with the Company determines whether the executive is eligible for a normal retirement, early retirement, postponed retirement, or a vested benefit. Vesting service generally includes all service while an employee is with the Company, whether or not the employment counts as credited service. Normal retirement is offered to employees who end their employment at or after age 65 and benefits are not reduced. Early retirement is offered to employees who end their employment between ages 55 and 65 and have at least ten years of vesting service. Postponed retirement is when an employee continues employment past age 65. The benefit is reduced if payments begin before age 65, to reflect the expectation that benefits will be paid over a longer period of time. A vested benefit is offered to employees who end their employment before age 65 with at least five years of vesting service but less than ten years of vesting service. This benefit is available as early as age 55. The benefit is reduced if payments begin before age 65. However, those reductions will be greater than those applied if the employee was eligible for early retirement. As of December 31, 2016, Messrs. Knight, Mr. Butler and Ms. Duren were eligible for early retirement under both Plans. Mr. Fritz and Mr. Scott were eligible for vested benefits under both Plans. Ms. Ferguson was elected Executive Vice President and Chief Legal Officer on July 1, 2016. A pension benefit is not offered to employees until they obtain at least five years of vesting service.

Benefits from both Plans are normally paid as a single life annuity providing monthly benefits for the employee’s life. The employee may waive the single life annuity to receive the benefit in a different optional form. Subject to eligibility conditions, the available optional forms of benefit include: 25%, 50%, 75%, or 100% Joint and Survivor Annuity; 10-Year Certain and Continuous; or Level Income. All optional forms of benefit are actuarially equal in value to the single life annuity. The Plans do not offer a lump-sum payment as an optional form. No NEO received any payments under either Plan during 2016.

Nonqualified Deferred Compensation at 2016 Fiscal Year-End

The Company has two non-qualified deferred compensation plans: the Supplemental Thrift Plan, which permits an executive to defer amounts from base salary; and the Deferred Compensation Plan, which permits deferral of bonuses awarded under the Executive Incentive Plan and deferral of stock unit awards made under the 2004 Stock Incentive Plan and the 2013 Stock Incentive Plan (the Stock Incentive Plans). Each of these arrangements represents unfunded, unsecured obligations of the Company. The table below shows NEO and Company allocations under these arrangements, earnings accrued on all amounts that the Named Executive Officers have deferred under the plans and the balances under each plan as of December 31, 2016. Executive incentive bonus deferrals and stock unit award deferrals under the Deferred Compensation Plan are shown separately.

Name and Principal Position	Plan Name	Executive Contributions in Last Fiscal Year (a)	Company Contributions in Last Fiscal Year (b)	Aggregate Earnings/ (Loss) in Last Fiscal Year (c)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (d) (e)
Lance M. Fritz	Supplemental Thrift	$44,100	$22,050	$22,215	$0	$297,036
Chairman,	Executive Incentive Deferral	0	0	5,527	0	179,342
President & CEO	Deferral of Stock Unit Awards	517,299	0	1,158,942	0	4,292,858
Robert M. Knight, Jr.	Supplemental Thrift	18,600	9,300	52,373	0	470,516
EVP & Chief	Executive Incentive Deferral	0	0	4,386	0	142,303
Financial Officer	Deferral of Stock Unit Awards	0	0	5,168,191	0	19,571,617
Cameron A. Scott	Supplemental Thrift	0	0	0	0	0
EVP & Chief	Executive Incentive Deferral	0	0	0	0	0
Operating Officer	Deferral of Stock Unit Awards	0	0	0	0	0
Eric L. Butler	Supplemental Thrift	15,400	6,600	34,197	0	277,964
EVP & Chief	Executive Incentive Deferral	0	0	1,838	0	40,507
Administrative Officer	Deferral of Stock Unit Awards	0	0	3,071	192,123	0
Rhonda S. Ferguson	Supplemental Thrift	0	0	0	0	0
EVP & Chief	Executive Incentive Deferral	0	0	0	0	0
Legal Officer	Deferral of Stock Unit Awards	0	0	0	0	0
Diane K. Duren	Supplemental Thrift	13,200	6,600	7,154	0	121,656
Retired SVP &	Executive Incentive Deferral	0	0	0	0	0
Corporate Secretary	Deferral of Stock Unit Awards	127,420	0	335,436	0	1,226,607

__________________

(a)	Executive Contributions in the Last Fiscal Year under the Supplemental Thrift Plan are amounts that are also reported in the Salary column in the Summary Compensation Table.
(b)	Company Contributions in the Last Fiscal Year were reported as All Other Compensation in the Summary Compensation Table for 2016.
(c)	Aggregate Earnings on deferred stock unit awards represent appreciation in the value of Company common stock and dividend equivalents, which are deemed to be reinvested in Company common stock.
(d)

Amounts reported in Aggregate Balance at Last Fiscal Year End that were reported in the Salary column of the Summary Compensation Table for 2015 and 2014, but deferred under the Supplemental Thrift Plan are, for Mr. Fritz, $42,060 and $22,179; Mr. Knight, $18,070 and $15,570; Mr. Butler $19,125 and $15,780; and Ms. Duren $12,750 and $10,520, respectively. Amounts reported in Aggregate Balance at Last Fiscal Year End that were reported in the All Other Compensation column of the Summary Compensation Table for 2015 and 2014, representing Company contributions to the Supplemental Thrift Plan are, for Mr. Fritz, $21,030 and $11,089; Mr. Knight, $9,035 and $7,785; Mr. Butler $6,375 and $5,260; and Ms. Duren, $6,375 and $5,260, respectively.

(e)

The Aggregate Balance at Last Fiscal Year End for deferred stock unit awards represents 41,405 shares of Company common stock for Mr. Fritz, 188,769 shares for Mr. Knight and 11,831 shares for Ms. Duren.

__________________

Deferral Amounts

The Supplemental Thrift Plan is available to executives who otherwise participate in the Company’s Thrift Plan, which is a defined contribution plan intended to be a plan qualified under Section 401(a) of the Code. The Qualified Thrift Plan permits executives to contribute, on a pre-tax or after-tax basis from 2% to 75% of base salary through payroll deductions. An executive is not permitted to defer amounts from base salary under the terms of the Supplemental Thrift Plan until the earlier of the following: (i) the amount of base salary paid to the executive during the year equals the IRS prescribed limit ($265,000 for 2016); or (ii) the contributions to the Qualified Thrift Plan made by or on behalf of the executive (including matching contributions) equal the IRS prescribed annual addition limit under Section 415(c) of the Code ($53,000 in 2016). An executive who has elected to participate in the Supplemental Thrift Plan before the start of the calendar year in which one of these limits is reached will have payroll deductions on a pre-tax basis continued from his/her base pay for the remainder of the calendar year in an amount that may differ from the pre-tax and/or after-tax deferrals the executive elected to make to the Qualified Thrift Plan as of the first day of the calendar year. Under the Supplemental Thrift Plan, the executive may defer from 2% to 75% of base salary. The Company credits a matching amount equal to 50 cents of each dollar an executive defers to the Supplemental Thrift Plan for a pay period up to 6% of the executive’s base pay.

The Deferred Compensation Plan allows for the deferral of all or a portion of a bonus awarded under the Executive Incentive Plan and for the deferral of payment of stock units, both retention and performance based, awarded under the Stock Incentive Plans. An executive must elect by June 30th of the calendar year for which the bonus amount is awarded whether to defer any or all of his or her bonus award for such year. For retention stock units, an executive must elect prior to the beginning of the calendar year for which a retention stock unit award is made to him or her whether to defer such award when it vests. For performance stock units, an executive must elect by June 30th of the first year of the three year performance period whether to defer the payment of the entire award of performance stock units earned.

Rate of Return Provisions

Notional accounts in the Supplemental Thrift Plan and in the Deferred Compensation Plan for bonus amounts deferred are deemed to be invested in one or more of 12 mutual funds and the Vanguard Target Retirement Funds, as well as a Company common stock fund, as selected by the participating executive. The Vanguard Group administers all notional accounts. Executives can generally transfer amounts between investment funds each business day. Earnings reflect the increase or decrease in the value of those investment funds and any interest or dividends earned by those funds, to the same extent as if amounts were actually invested in those investment funds. Additionally, notional accounts in the Deferred Compensation Plan for bonus amounts deferred can be invested in the Company’s Fixed Rate Fund that bears interest equal to 120% of the Applicable Federal Long-Term Annual rate for January of the applicable year.

The value of each stock unit deferred is equivalent to that of one share of Company common stock. These amounts are tracked through notional accounts maintained by the Company. Notional accounts in the Deferred Compensation Plan for stock units deferred are invested in notional shares of the Company’s common stock. Amounts equivalent to the dividends paid on Company common stock are added to an executive’s notional account when actual dividends are paid and are credited as reinvested in additional notional shares.

Payment Elections, Withdrawals and Distributions

The Company adopted amended and restated plans effective as of January 1, 2009, in order to satisfy the requirements of Section 409A of the Code. Non-qualified deferred compensation amounts not subject to Section 409A of the Code, (i.e., amounts credited to an executive’s notional account as of December 31, 2004, and earnings thereon), are available for distribution or withdrawal in accordance with the terms of the Grandfathered Component of the Supplemental Thrift Plan or the Grandfathered Component of the Deferred Compensation Plan, as applicable. Non-qualified deferred compensation amounts subject to Section 409A of the Code, (i.e., amounts credited to an executive’s notional account on and after January 1, 2005, and earnings thereon), are available for distribution in accordance with the terms of the Non-Grandfathered Component of the Supplemental Thrift Plan or Non-Grandfathered Component of the Deferred Compensation Plan, as applicable.

409A Non-Grandfathered Components-Supplemental Thrift and Deferred Compensation Plans

NEOs made payment elections with respect to their then-existing notional account balances under the Non-Grandfathered Component of both the Supplemental Thrift Plan and the Deferred Compensation Plan prior to the end of 2008. A payment election made under the Non-Grandfathered Component of the Supplemental Thrift Plan also will apply with respect to compensation an executive elects to defer in the future under the Non-Grandfathered Component of the Supplemental Thrift Plan. Executives may make a separate payment election with respect to each bonus, retention stock unit or performance stock unit award deferred under the Non-Grandfathered Component of the Deferred Compensation Plan at the same time the deferral election is made. Generally, the same payment option must be elected for all awards deferred to separation from service under the Non-Grandfathered Deferred Compensation Plan.

The Non-Grandfathered Component of both the Supplemental Thrift Plan and Deferred Compensation Plan provide the following payment options: (i) a single lump-sum distribution at separation from service or in January of the next year following separation from service, (ii) annual installments over a period not exceeding 15 years, with the initial installment being paid as soon as administratively practicable following the executive’s separation from service or in January of the year next following such separation from service, or (iii) a single lump-sum distribution at a specified future date not to exceed 15 years from the executive’s separation from service. The Non-Grandfathered Component of the Deferred Compensation Plan also permits an executive to elect to receive payment at the earlier of: (i) July of a year specified by the executive, or (ii) separation from service. In no case, however, will an amount payable on account of a NEO’s separation from service be paid before the date that is six months after such executive’s separation from service.

Under both plans, an executive who does not make a timely election will receive the Non-Grandfathered Component of his or her notional account at the time of his or her separation from service in a single lump-sum payment, subject to the six-month delay as described in the last sentence of the immediately preceding paragraph. In the event an executive dies before receiving payment of his or her entire notional account balance, the unpaid balance is paid in a single lump-sum to the executive’s beneficiary.

Generally, no withdrawals are permitted from the notional accounts maintained in connection with the Non-Grandfathered Components of either the Supplemental Thrift Plan or the Deferred Compensation Plan prior to the executive’s separation from service.

Under the terms applicable to the Non-Grandfathered Components of the Deferred Compensation Plan and the Supplemental Thrift Plan, an executive may modify his or her payment election if such modification election is made prior to the executive’s separation from service and at least 12 months prior to the date payments would have commenced in accordance with the prior election. In addition, the modification must have the effect of postponing the payment commencement date by at least five years.

409A Grandfathered Components-Supplemental Thrift and Deferred Compensation Plans

An executive can take a withdrawal in cash from the Grandfathered Component of his or her notional account under the Supplemental Thrift Plan or the Deferred Compensation Plan prior to separation from service, provided that 10% of the amount withdrawn will be irrevocably forfeited by the executive.

Following an executive’s separation from service, the general rule is that an executive’s notional account under the Grandfathered Component of either plan is distributed in a single sum cash payment as soon as administratively practicable. However, an executive can elect at least six months prior to his or her separation from service and in the calendar year preceding such separation from service that such component be paid: (i) in a single sum cash payment at separation from service or in January of the year next following his or her separation from service, (ii) in annual installments over a period not exceeding 15 years, with the initial installment being paid as soon as administratively practicable following the executive’s separation from service or in January of the year next following such separation from service, or (iii) in a single sum cash payment at a specified future date not to exceed 15 years from the executive’s separation from service. The Grandfathered Component of the Deferred Compensation Plan also permits an executive to elect to receive payment at the earlier of: (i) July of a year specified by the executive, or (ii) separation from service. This election may be changed at least six months prior to the fixed payment date and in the calendar year preceding such date. With respect to the Grandfathered Component of the Supplemental Thrift Plan, an executive’s payment election applies to the executive’s entire notional account balance. With respect to the Grandfathered Component of the Deferred Compensation Plan, an executive may make a separate payment election for each bonus award under the Executive Incentive Plan or stock unit award under the Stock Incentive Plans; provided that the executive must elect the same payment option for all such awards deferred to separation from service.

Potential Payments Upon Separation from Service, Change-In-Control or Death or Disability

The information below describes certain compensation that would have become payable by the Company under existing plans assuming a separation from service or change-in-control and separation from service occurred on December 31, 2016 (based upon the Company’s closing stock price on December 31, 2016 of $103.68), given the NEOs’ current compensation and service levels as of such date. The benefits discussed below are in addition to those generally available to all salaried employees, such as distributions under the qualified Pension Plan for Salaried Employees, health care benefits and disability benefits. In addition, these benefits do not take into account any arrangements that do not currently exist but may be offered by the Company in connection with an actual separation from service or a change-in-control or other factors that may vary from time to time. Due to the number of different factors that affect the nature and amount of any benefits provided in connection with these events, actual amounts payable to any of the NEOs should a separation from service or change-in-control occur during the year will likely differ, perhaps significantly, from the amounts reported below. Factors that could affect such amounts include the timing during the year of the event, the Company’s stock price, the target amounts payable under annual and long-term incentive arrangements that are in place at the time of the event, and the executive’s age.

Ms. Duren retired February 28, 2017.  In connection with Ms. Duren’s retirement and in consideration for her service to the Company, the Board of Directors of the Company, acting upon the recommendation from the Compensation and Benefits Committee, approved on February 2, 2017, the pro rata vesting of a retention stock unit award previously granted to Ms. Duren on February 6, 2014, with a four-year vesting period. Ms. Duren received 34,263 of the 45,684 shares under this award (representing three-fourths of the original award grant) and forfeited the remaining shares. The remainder of Ms. Duren’s unvested outstanding stock awards were forfeited upon her retirement.

Separation from Service

In the event of the separation from service of any of the NEOs on December 31, 2016, for any reason, the executive would be entitled to the executive’s accumulated retirement benefits under the Basic and Supplemental Plans in the payment forms set forth in the Pension Benefits at 2016 Fiscal Year-End Table on page 62. Under both Plans, the executive must be at least age 55 and have 5 years of service (including deemed service under the Supplemental Plan) with the Company, or at least age 65 regardless of years of service, for benefits to be payable immediately. Assuming a termination date of December 31, 2016, Messrs. Knight, Butler and Ms. Duren were eligible to begin benefits immediately at January 1, 2017. The monthly amount payable as a single life annuity under the Supplemental Plan for Mr. Knight was $66,938, Mr. Butler was $29,867 and for Ms. Duren was $32,605. Assuming a termination date of December 31, 2016, Mr. Fritz would be eligible to begin his benefit on February 1, 2018 and Mr. Scott would be eligible to begin his benefit July 1, 2017. The monthly amount payable as a single life annuity under the Supplemental Plan for Mr. Fritz would be $21,407 and for Mr. Scott would be $11,750.

Each of the NEOs would also be entitled to the amount shown in the Nonqualified Deferred Compensation at 2016 Fiscal Year-End Table on page 64. Notional returns continue to be credited and debited under these plans through the actual payment date, so amounts may differ at the time of an actual separation from service or change-in-control.

For any unvested equity awards, the Compensation and Benefits Committee may, but is not required to, waive the related restriction period and/or employment requirements. As described in the Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table on page 57, the 2016 equity awards provided for satisfaction of the continued employment requirement if an executive attains age 62 with 10 years of service under the Company’s pension plan and remains employed until September 30th in the year of grant.

Change-in-Control

The Continuity Plan provides severance benefits to the NEOs in the event (i) a change-in-control occurs and (ii) the NEO incurs a severance within the two-year period following such change-in-control. Severance means a separation from service (as such term is defined in Section 409A of the Code and the regulations promulgated thereunder): (i) by the Company other than for cause or pursuant to mandatory retirement policies in existence prior to the change-in-control, or (ii) by the NEO for good reason.

Under the Continuity Plan, a change-in-control means any of the following:

•	any “person,” as defined in the Exchange Act, becomes the “beneficial owner,” as defined in the Exchange Act, of 20% or more of our outstanding voting securities;
•	there is a change in 50% of the composition of the Board of Directors (such change must be due to new directors not recommended by the Board);
•	a merger, consolidation or reorganization that results in our shareholders holding 50% or less of the outstanding voting securities of the post-transaction entity; or
•	a liquidation, dissolution or sale of all or substantially all of our assets.

The Continuity Plan defines a severance “for cause” if it is for any of the following reasons: (i) the NEO has willfully and continually failed to substantially perform his duties, or (ii) the NEO has willfully engaged in conduct that is demonstrably injurious to the Company, monetarily or otherwise.

A severance of the NEO is for “good reason” if it is for any of the following reasons: (i) the assignment to the NEO of duties that are materially inconsistent with the NEO’s duties immediately prior to the change-in-control or any material diminution in the nature or scope of the NEO’s responsibilities from those in effect immediately prior to the change-in-control; (ii) a reduction in the NEO’s base salary or annual bonus opportunity in effect immediately prior to the change-in-control; provided, however, that such reduction results in a material diminution in the total package of compensation and benefits provided to the NEO; (iii) a material reduction in the NEO’s pension, thrift, medical or long term disability benefits provided to the NEO immediately prior to the change-in-control; provided, however, that such reduction results in a material diminution in the total package of compensation and benefits provided to the NEO; or (iv) the failure by any successor, to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform under the Continuity Plan.

In the event of a qualifying severance following a change-in-control, each of the NEOs receives a lump-sum severance payment equal to the sum of (i) his annual base salary in effect at the time of his severance and (ii) the average annual bonus earned under the Executive Incentive Plan in the most recent three calendar years; multiplied by 3 for Mr. Fritz and by 2 for Messrs. Knight, Scott, Butler, Ms. Ferguson and Ms. Duren. The Continuity Plan also provides for automatic vesting in the Company’s Supplemental Pension Plan and the receipt of an additional three years of age and service credit, not to exceed age 65 and 40 years of service. The age and service credit is solely for purposes of determining the amount of any benefit from the Company’s Supplemental Pension Plan.

The Continuity Plan provides in the event of a qualifying severance following a change-in-control that all restrictions on outstanding retention stock units awarded to each NEO lapse and all unvested stock options granted to each NEO vest and become exercisable for a period of three years (or five years if the NEO is retirement eligible) from the NEO’s separation from service. In no event will the period exceed the remaining term of the option. For outstanding performance stock units, the NEO will be entitled to receive shares equal to the number of performance stock units at the greater of (i) the target level of performance criteria or (ii) the level of performance criteria actually achieved through the end of each year prior to the date of the change-in-control and through the end of the most recent fiscal quarter ending prior to the date of the change-in-control.

Other benefits under the Continuity Plan include the continuation of health insurance and dental insurance for three years following a NEO’s severance (or, if sooner, until the NEO attains the age of 52, at which time the NEO is eligible to receive benefits under the Company’s retiree medical benefit plans); provided, however, that (i) the NEO will pay the fair market value of such coverage (active or retiree, as applicable) as determined under Section 61 of the Code and the regulations promulgated thereunder, and (ii) benefit amounts received by the NEO will be reduced by any benefits received by the NEO from a subsequent employer.

At its February 2014 meeting, the Committee recommended, and the Board approved, the amendment of the Continuity Plan to remove the excise tax gross-up. As a result, none of the NEOs are currently eligible to receive any excise tax gross-up on any severance payment received under the Continuity Plan.

The table below sets forth the estimated value of the severance payments, welfare benefits, accelerated equity awards and additional pension benefits for each NEO, assuming a change-in-control had occurred as of December 31, 2016, and the NEO’s employment had immediately terminated without cause or for good reason as of that date. Amounts are reported without any reduction for possible delay in the commencement or timing of payments.

Name and Principal Position	Cash Severance Payment (a)	Supplemental Pension Plan Enhancement (b)	Accelerated Vesting of Stock Options (c)	Accelerated Vesting of Retention Stock and Performance Stock Units (d)	Other (e)	Pre-Tax Total
Lance M. Fritz	$7,900,000	$2,339,052	$7,206,282	$7,101,192	$40,536	$24,587,062	(f)
Chairman, President & CEO
Robert M. Knight, Jr.	4,063,333	2,019,294	3,272,572	12,130,353	23,232	21,508,784
EVP & Chief Financial Officer
Cameron A. Scott	2,222,000	1,530,809	1,541,543	723,623	40,536	6,058,511	(f)
EVP & Chief Operating Officer
Eric L. Butler	2,673,333	1,349,404	1,620,369	8,197,044	23,232	13,863,383
EVP & Chief Administrative Officer
Rhonda S. Ferguson	800,000	0	0	474,854	40,536	1,315,390
EVP & Chief Legal Officer
Diane K. Duren	2,613,333	1,295,597	1,620,369	8,197,044	23,232	13,749,575
Retired SVP & Corporate Secretary

__________________

(a)	This amount is based on 2016 salary and three-year average bonus multiplied by the Continuity Plan severance multiple.
(b)

This amount represents the present value of an additional three years of service credit (up to a maximum of 40 years), three years of Supplemental Plan age (up to a maximum of 65 years), and reductions for early retirement.

(c)	This amount is based upon the difference between the exercise price of the options and the Company’s closing stock price on December 31, 2016, of $103.68.
(d)

This amount is based on the Company’s closing stock price on December 31, 2016, of $103.68 and assumed a payout of performance stock units at target levels for performance cycles ending December 31, 2017 and December 31, 2018; assumes 140% of target earned for performance cycle ending December 31, 2016.

(e)	For a termination as of December 31, 2016, this amount includes the cost of medical premiums paid by the Company for three years and assumes no benefit reduction from a subsequent employer.
(f)

The amount of accelerated vesting of equity was reduced by $4,697,903 for Mr. Fritz and $1,561,277 for Mr. Scott in order to avoid the characterization of the total severance benefit as an excess parachute payment under Section 280G of the Code.

__________________

Death or Disability

In the event the NEO ceases to be an employee by way of death or disability under the Company’s long-term disability plan, the NEO would be entitled to receive shares of stock equal to the number of outstanding performance stock units earned through the end of the fiscal year ending prior to the date of his death or disability. All unvested retention stock units and stock options would vest immediately. The

NEO or his designated beneficiary will have the lesser of five years from the date of death or disability or the remaining life of the option to exercise any outstanding stock options.

Set forth below is the estimated value of the accelerated vesting of performance stock units, retention stock units and stock options for each NEO, as of December 31, 2016.

Name	Accelerated Vesting of Performance Stock Units (a)	Accelerated Vesting of Retention Stock Units (b)	Accelerated Vesting of Stock Options (c)
Lance M. Fritz	$3,621,646	$4,249,843	$7,206,282
Chairman, President & CEO
Robert M. Knight, Jr.	2,769,604	7,579,423	3,272,572
EVP & Chief Financial Officer
Cameron A. Scott	707,409	818,346	1,541,543
EVP & Chief Operating Officer
Eric L. Butler	1,285,528	6,020,594	1,620,369
EVP & Chief Administrative Officer
Rhonda S. Ferguson	0	474,854	0
EVP & Chief Legal Officer
Diane K. Duren	1,285,528	6,020,594	1,620,369
Retired SVP & Corporate Secretary

__________________

(a)	Amounts are calculated based on the Company’s closing stock price on December 31, 2016, of $103.68 multiplied by the performance stock units earned through the end of the 2016 performance year.
(b)	Amounts are calculated based on the Company’s closing stock price on December 31, 2016, of $103.68 multiplied by retention stock units that are unvested on December 31, 2016.
(c)

Amounts are calculated based on the number of unvested option shares multiplied by the difference in the Company’s closing stock price on December 31, 2016, of $103.68 and the exercise price on the grant date.

__________________

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the number of shares of common stock beneficially owned as of March 10, 2017 (except as otherwise noted), by (i) each person known to the Company to own more than 5% of the Company’s common stock, (ii) each Named Executive Officer (as defined in the CD&A section of this Proxy Statement under Executive Compensation), (iii) each director or director nominee and (iv) all current directors and executive officers (as designated in the Company’s 2016 Annual Report on Form 10-K) as a group. The table also sets forth ownership information concerning stock units, the value of which is measured by the price of the common stock. Stock units do not confer voting rights and are not considered beneficially owned shares under SEC rules. The number of common shares and stock units included in the table are adjusted to reflect the Company’s two-for-one stock split on June 6, 2014.

Name	Number of Shares Beneficially Owned (a)	Stock Units (b)	Percent of Shares Outstanding
Eric L. Butler	230,052	97,437	*
Andrew H. Card, Jr.	18,400	26,267	*
Erroll B. Davis, Jr.	5,042	32,893	*
David B. Dillon	4,000	3,865	*
Rhonda S. Ferguson	0	14,836	*
Lance M. Fritz	536,152	229,270	*
Deborah C. Hopkins	4,000	0	*
Robert M. Knight, Jr.	536,719	148,830	*
Charles C. Krulak	4,893	27,653	*
Jane H. Lute	4,051	1,023	*
Michael R. McCarthy	54,736	42,211	*
Michael W. McConnell	19,010	66,235	*
Thomas F. McLarty III	4,000	25,654	*
Steven R. Rogel	4,000	44,427	*
Cameron A. Scott	71,583	44,769	*
Jose H. Villarreal	4,710	19,564	*
The Vanguard Group (c)	52,252,361	0	6.34%
BlackRock, Inc. (d)	48,523,474	0	5.9%
Capital Research Global Investors (e)	42,756,715	0	5.1%
All current directors and executive officers
as a group (18 people)	1,599,288	853,999	*

__________________

*     Indicates ownership of less than 1%

(a)

Includes the maximum number of shares of common stock that may be acquired within 60 days of March 10, 2017, upon the exercise of stock options as follows: Mr. Butler 97,872; Mr. Fritz 256,091; Mr. Knight 288,423; Mr. Scott 38,486; and all current directors and executive officers as a group 739,272. Also included in the number of shares owned by Mr. Fritz and Mr. Knight 48,068; and 188,769 deferred stock units, respectively, representing deferred stock option exercise gains and vested retention stock units which they will acquire as shares of common stock at termination of employment or a future designated date.

(b)

Consists of stock units payable in cash to non-management directors after retirement and held in their Stock Unit Accounts. For a discussion of the Stock Unit Grant and Deferred Compensation Plan for non-management directors, see page 29. These amounts for the Named Executive Officers consist of 97,437; 14,836; 229,270; 148,830; and 44,769 unvested stock units owned by Mr. Butler, Ms. Ferguson, Mr. Fritz, Mr. Knight and Mr. Scott awarded under Company stock plans. Stock units do not confer voting rights and are not considered beneficially owned shares of common stock under SEC rules.

(c)

Based solely upon information contained in Schedule 13G/A filed on February 10, 2017, reporting that, as of December 31, 2016, this holder held sole and shared voting power over 1,386,154 and 153,478 of these shares, respectively, and sole and shared dispositive power over 50,805,576 and 1,446,785 of these shares, respectively. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(d)

Based solely upon information contained in Schedule 13G/A filed on January 27, 2017, reporting that, as of December 31, 2016, this holder held sole and shared voting power over 40,868,020 and 0 of these shares, respectively, and sole and shared dispositive power over 48,523,474 and 0 of these shares, respectively. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(e)

Based solely upon information contained in Schedule 13G/A filed on February 13, 2017, reporting that as of December 31, 2016, this holder held sole and shared voting power over 42,756,715 and 0 of these shares, respectively, and sole and shared dispositive power over 42,756,715 and 0 of these shares, respectively. The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, CA 90071.

__________________

Stock Ownership Requirements for Executives

The Company’s Compensation and Benefits Committee believes that stock ownership will better align the interests of our executives, including the Named Executive Officers, with those of our shareholders by enhancing the focus of executives on the long-term success of the Company. We require our executives to achieve and maintain a specified amount of stock ownership acquired primarily through the exercise of options and the receipt of retention stock or retention stock units under our equity compensation programs. Our Stock Ownership Guidelines require that the CEO hold at least seven (7) times annual salary and that the other Named Executive Officers hold at least four (4) times annual salary in stock or stock units. Until the required ownership target is achieved, executives must retain all of the shares of stock they receive from our plans, net of the shares of stock required, if any, to cover tax expense and the cost of exercising options. We do not include the following types of equity interests when calculating stock ownership under these guidelines: (i) unexercised stock options, (ii) unvested retention shares or units, and (iii) any investment in the Company stock fund under the Thrift Plan, the Supplemental Thrift Plan or the Executive Incentive Deferral Plan. As of December 31, 2016, all of the Named Executive Officers were in compliance with our stock ownership requirements.

Trading in Derivatives of Our Common Stock Is Prohibited

The Company prohibits directors and employees (including the Named Executive Officers) from hedging activities, such as (i) buying, selling or writing puts, calls or options related to our common stock and (ii) executing straddles, equity swaps and similar derivative arrangements linked to our common stock. In addition, directors and executive officers may not pledge, deliver as collateral, or maintain a margin account or otherwise subject shares of our common stock to any other prohibited security arrangement.

Sales of Our Common Stock by Executive Officers and Directors Under Rule 10b5-1 Trading Plans

Executive officers (including the Named Executive Officers) and directors who meet their applicable ownership requirements as described above may sell shares of our common stock subject to the following restrictions:

•	Executive officers and directors may only sell shares of our common stock that exceed their ownership target (the Eligible Shares).
•	Eligible Shares may be sold only pursuant to a written trading plan designed to comply with SEC Rule 10b5-1, that:
•	was adopted when a quarterly trading blackout was not in effect and when such executive officer or director was not in possession of material nonpublic information regarding the Company,
•	has been reviewed and approved by the General Counsel’s office,
•	has been disclosed to the public in a manner determined by the General Counsel’s office (public disclosure may not be required for certain executives who are not executive officers), and
•	has been in effect for at least 20 trading days from the date of disclosure of the trading plan to the public or approval by the General Counsel’s office for trading plans not announced.

•

The total sales by an executive officer or director of Eligible Shares during any calendar year may not exceed 50% of the total shares of our common stock beneficially owned by such executive officer or director using the immediately preceding February 1st measurement date.

For purposes of this policy, the number of shares beneficially owned by an executive officer or director includes shares and units deferred by the executive officer or director and excludes any shares disclaimed by the executive officer or director for purposes of reporting beneficial ownership under Section 16 reporting of the Securities Exchange Act of 1934 (Exchange Act). All of the reporting obligations of the executive officer or director under Section 16 apply to sales made pursuant to a 10b5-1 trading plan.

Related Party Transactions

In May 2016, the Company entered into an agreement with Gayla L. Thal, a former executive officer, that provided for a lump sum payment of $5.1 million in exchange for a release of claims. Due to the nature of the agreement and amount involved, the transaction was reviewed and approved by the Board.

The Railroad has historically and routinely done business with Omaha Track, Inc. and its related companies (Omaha Track). Kelvin Whited, who became the Chief Financial Officer of Omaha Track in July 2015, is the spouse of Elizabeth F. Whited, who became the Company’s Executive Vice President and Chief Marketing Officer in December 2016.

In 2016, the Railroad paid Omaha Track approximately $5.2 million for tie disposal services under a contract awarded in January 2016 through a competitive bid process, approximately $3.5 million for on-track scrap metal removal under a contract that commenced in October of 2014, and approximately $3.2 million for railcar repairs under a contract that became effective in July 2015.  All of these transactions are managed by the Railroad’s Supply Department and Ms. Whited has no involvement in these matters.

Since 1994, Omaha Track has been a transload provider to customers of the Railroad for transload shipments of various materials. The Railroad paid Omaha Track approximately $782,500 in 2016 in connection with these transload services. Ms. Whited is not involved in any commercial or rate discussions involving Omaha Track.

These transactions were ratified by the Corporate Governance and Nominating Committee under the Company’s Related Party Policy.

PROPOSAL NUMBER 5 – Shareholder Proposal Regarding Independent Chairman

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, the owner of 100 shares of the Company’s common stock, has submitted the following proposal. The Board of Directors recommends a vote AGAINST this proposal.

Proposal 5 – Independent Board Chairman

Shareholders request our Board of Directors to adopt as policy, and amend our governing documents as necessary, to require the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. The Board would have the discretion to phase in this policy for the next CEO transition, implemented so it does not violate any existing agreement. If the Board determines that a Chair who was independent when selected is no longer independent, the Board shall select a new Chair who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chair. This proposal requests that all the necessary steps be taken to accomplish the above.

Caterpillar reversed itself by naming an independent board chairman in October 2016. Caterpillar had opposed a shareholder proposal for an independent board chairman as recent as its June 2016 annual meeting. Wells Fargo also reversed itself and named an independent board chairman in October 2016.

This proposal is of greater importance because our lead director, Steven Rogel, is age 73 with 16-years tenure – which makes him an insider. Additionally, Mr. Rogel chairs our nomination committee and is on our executive pay committee. Mr. Rogel has retired from his directorship at other companies. Thus he cannot bring a fresh perspective from another company to his work on our board.

According to Institutional Shareholder Services 53% of the Standard & Poors 1,500 firms separate these 2 positions – “2015 Board Practices,” April 12, 2015. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix.

It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management. By setting agendas, priorities and procedures, the Chairman is critical in shaping the work of the Board.

Having a board chairman who is independent of management is a practice that will promote greater management accountability to shareholders and lead to a more objective evaluation of management.

A number of institutional investors said that a strong, objective board leader can best provide the necessary oversight of management. Thus, the California Public Employees’ Retirement System’s Global Principles of Accountable Corporate Governance recommends that a company’s board should be chaired by an independent director, as does the Council of Institutional Investors. An independent director serving as chairman can help ensure the functioning of an effective board.

Please vote to enhance shareholder value: Independent Board Chairman — Proposal 5.

Recommendation of the Board of Directors

The Board of Directors opposes the proposal because it believes it to be in the best interest of the Company for the Board to periodically evaluate the leadership structure of the Company and make a determination regarding whether to separate or combine the roles of Chairman and CEO based on circumstances at the time of its evaluation. By retaining flexibility to adjust the Company’s leadership structure, the Board is best able to provide for appropriate management and leadership of the Company and address any circumstances the Company may face, as no single leadership model is universally or permanently appropriate in all circumstances. The Board believes that this flexibility has served the Company and its shareholders well during recent leadership transitions and has allowed the Board to operate efficiently and effectively to protect and enhance our long-term success and shareholder value. The proposal, however, deprives the Board of the flexibility to act in the shareholders’ best interests by applying a “one-size-fits-all” approach to structuring the Board rather than permitting the Board to organize its functions and manage its operations in the manner it determines to be most productive and efficient.

The Board’s Existing Policies Ensure that Independent Directors Operate Effectively on the Board. The Board’s current policies demonstrate the Board’s continuing commitment to strong corporate governance, effective risk management and an empowered and independent Board. As described on page 22 of this Proxy Statement, if the individual elected as Chairman is not an independent director, the independent directors also elect a lead independent director. Mr. McCarthy, not Mr. Rogel, as the proposal misstates, is the Company’s lead independent director. As discussed in the Board Leadership Structure section and in the Company’s Corporate Governance Guidelines and Policies, the lead independent director (i) presides at meetings of the Board at which the Chairman and CEO is not present, including executive sessions of the independent directors; (ii) approves the flow of information sent to the Board, and approves the agenda, schedule and what materials are sent for Board meetings; (iii) serves as the liaison or facilitates working relationships between the independent directors and the Chairman and CEO; (iv) is available for consultation and communication with major shareholders as appropriate; (v) in conjunction with the Compensation and Benefits Committee, oversees the process of evaluating and compensating the Chairman and CEO; (vi) assures that a succession plan is in place for the Chairman and CEO, as well as the lead independent director; (vii) authorizes or recommends the retention of consultants who report directly to the full Board; and (viii) assists the Board and Company officers in compliance with, and implementation of, the Company’s governance guidelines and policies. The lead independent director also has the authority to call executive sessions of the independent directors. In addition, the lead independent director will often act as Chair of the Corporate Governance and Nominating Committee, fulfilling the designated duties and responsibilities set forth in the Committee’s Charter. Because the Company’s policies ensure that there will be a lead independent director at any time that the Chairman is not independent, including times during which the positions of Chairman and CEO are both held by the same person, it is unnecessary to permanently separate the Chairman and CEO positions. Additional information about the lead independent director’s responsibilities is provided on page 22 of this Proxy Statement.

The Company Maintains Effective and Progressive Governance Practices. The Board believes that effective independence and oversight are currently being maintained through the Board Leadership Structure detailed beginning on page 22 of this Proxy Statement, and through the Company’s sound Corporate Governance Guidelines and Policies as set forth on pages 16 through 19 of this Proxy Statement and which also can be found on our website. The independence of the Board as a whole satisfies both Company and New York Stock Exchange guidelines and independence standards, as 11 of 12 current directors are outside independent directors, and the Audit, Compensation, and Governance Committees are all composed entirely of independent outside directors. Moreover, the Board routinely holds scheduled sessions of independent directors at each Board meeting, and each director may originate action items for the Board’s agenda. In addition, the Board has adopted practices that increase its accountability to shareholders including, the adoption of “proxy access” By-Law provisions.

The proponent provides no evidence demonstrating, or even suggesting, that requiring an independent Chairman of the Board improves corporate performance or increases shareholder value. The Board believes that adopting a policy to restrict the Board’s discretion in selecting the Chairman would deprive the Board of the valuable flexibility to exercise its business judgment in selecting the most qualified and appropriate individual to lead the Board. The Board further believes that adopting such a policy would not provide any benefit to the Company or its shareholders, particularly in light of the Company’s policies requiring an independent lead director at any time when the Chairman is not independent.

In view of the strong independent oversight of management by the Board, the Company’s sound governance practices and the business success that the Board has fostered and overseen, the Board believes the standard that would be imposed under the proposal is not productive.

The Board of Directors respectfully requests that shareholders vote AGAINST Proposal 5.

Other Matters

Shareholder Proposals

Under SEC rules, any shareholder who wishes to present a proposal to be included in our Proxy Statement and introduced at our 2018 Annual Meeting of Shareholders must submit the proposal to the Secretary of the Company so that it is received no later than the close of business on November 29, 2017, and must satisfy the other requirements of SEC Rule 14a-8. Any shareholder who instead wishes to bring a proposal directly before the Company’s next Annual Meeting of Shareholders (other than certain proposals submitted only pursuant to SEC Rule 14a-8) must provide written notice of the proposal to the Secretary of the Company no earlier than January 11, 2018, and no later than the close of business on February 10, 2018, and must otherwise provide the information and comply with the procedures set forth in the Company’s By-Laws, a copy of which is available on the Company’s website at

www.up.com/investors/governance. Shareholders may obtain a printed copy of the Company’s By-Laws by contacting the Secretary of the Company at the address set forth on the notice page of this Proxy Statement. If a shareholder wishing to make such a proposal fails to comply with the forgoing notice provision and does not also satisfy the requirements of SEC Rule14a-4(c)(1), the Company may exercise discretionary voting authority over proxies it solicits in determining how to vote on the proposal.

Any eligible shareholder wishing to nominate director candidates for inclusion in our Proxy Statement under our proxy access By-Law provisions should refer to page 14 for applicable procedures and submission requirements.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who own more than 10% of a registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership of the Company’s common stock with the SEC. SEC regulations require executive officers, directors and greater than 10% shareholders to furnish the Company with copies of all forms they file pursuant to Section 16(a). As a matter of practice, the Company’s administrative staff assists the Company’s executive officers and directors in preparing initial reports of ownership and reports of changes in ownership and filing such reports with the SEC. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that all Section 16(a) filing requirements were met during 2016.

Delivery of Documents to Shareholders Sharing an Address

The broker, bank or other nominee for any shareholder who is a beneficial owner, but not the record holder, of the Company’s common stock may deliver only one copy of the Company’s Proxy Statement and annual report to multiple shareholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and annual report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the Proxy Statement and annual report, now or in the future, should submit a request to the Secretary of the Company by telephone at 402-544-5000 or by submitting a written request to the Secretary of the Company at the address listed below. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

Availability of Annual Report on Form 10-K

If you would like an additional copy of the Annual Report on Form 10-K for the year ended December 31, 2016, you may find this document at www.up.com under the “Investors” caption link. Alternatively, any shareholder wishing to receive, without charge, a copy of this document should send a written request to: Corporate Secretary, Union Pacific Corporation, 1400 Douglas Street, 19th Floor, Omaha, NE 68179.

The references to the Company’s website in this Proxy Statement do not constitute, and should not be deemed, an incorporation by reference of the information contained on, or available through, the website. Therefore, such information should not be considered part of this Proxy Statement.

Other Business

The Board does not currently intend to bring any other business before the Annual Meeting, and is not aware of any other business to be brought before the Annual Meeting. If any other business is properly brought before the Annual Meeting, the proxies will be voted in accordance with the judgment of the proxy holders.

Whether or not you plan to attend the Annual Meeting, please vote by telephone or Internet or complete, sign, date and promptly return the accompanying proxy card in the enclosed envelope.

Eric L. Butler

Executive Vice President,

Chief Administrative Officer

and Corporate Secretary

*** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 11, 2017. UNION PACIFIC CORPORATION 1400 DOUGLAS ST, 19TH FLOOR OMAHA, NE 68179 Meeting Information Meeting Type: Annual Meeting  For holders as of: March 10, 2017  Date: May 11, 2017 Time: 11:00 AM CDT

Location: Meeting live via the Internet-please visit UNP.onlineshareholdermeeting.com The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet please visit UNP.onlineshareholdermeeting.com and be sure to have the information that is printed in the box marked by the arrow (located on the following page). You are receiving this communication because you hold shares in the company named above. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: NOTICE AND PROXY STATEMENT ANNUAL REPORT How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:  If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 27, 2017 to facilitate timely delivery.

How To Vote Please Choose One of the Following Voting Methods Vote By Internet: Before The Meeting: Go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow (located on the following page) available and follow the instructions. During The Meeting:  Go to UNP.onlineshareholdermeeting.com. Have the information that is printed in the box marked by the arrow (located on the following page) available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: 1a. Andrew H. Card Jr.  1b. Erroll B. Davis Jr. 1c. David B. Dillon 1d. Lance M. Fritz 1e. Deborah C. Hopkins 1f. Jane H. Lute 1g. Michael R. McCarthy 1i. Thomas F. McLarty III 1h. Michael W. McConnell 1j. Steven R. Rogel 1k. Jose H. Villarreal The Board of Directors recommends you vote FOR proposals 2 and 3, FOR ONE YEAR in proposal 4 and AGAINST proposal 5.

2. Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2017.

3. An advisory vote to approve executive compensation ("Say on Pay"). 4. An advisory vote on the frequency of future advisory votes to approve executive compensation ("Say on Frequency").

5. Shareholder proposal regarding Independent Chairman if properly presented at the Annual Meeting. NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

UNION PACIFIC CORPORATION 1400 DOUGLAS ST, 19TH FLOOR OMAHA, NE 68179

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to UNP.onlineshareholdermeeting.com

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E18198-P86208

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UNION PACIFIC CORPORATION The Board of Directors recommends you vote FOR the following:

1. Election of Directors Nominees: For Against Abstain

1a. Andrew H. Card Jr. 1b. Erroll B. Davis Jr. 1c. David B. Dillon 1d. Lance M. Fritz 1e. Deborah C. Hopkins 1f. Jane H. Lute 1g. Michael R. McCarthy 1i. Thomas F. McLarty III 1h. Michael W. McConnell 1j. Steven R. Rogel 1k. Jose H. Villarreal

The Board of Directors recommends you vote FOR proposals 2 and 3, FOR ONE YEAR in proposal 4 and AGAINST proposal 5. For Against Abstain

2. Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2017.

3. An advisory vote to approve executive compensation ("Say on Pay").

4. An advisory vote on the frequency of future advisory votes to approve executive compensation ("Say on Frequency"). 1 Year 2 Years 3 Years Abstain

5. Shareholder proposal regarding Independent Chairman if properly presented at the Annual Meeting. For Against Abstain

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

UNION PACIFIC CORPORATION

Annual Meeting of Shareholders

May 11, 2017 11:00 AM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Lance M. Fritz, Eric L. Butler and James J. Theisen, Jr., and each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of UNION PACIFIC CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:00 AM, CDT on May 11, 2017, online at UNP.onlineshareholdermeeting.com, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side